UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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AKAMAI TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Stockholders:

2020 was a year unlike any other. As the world dealt with the COVID-19 pandemic, the internet became even more critical to everyday life—and needed on a scale the world has never experienced. As we have for the last 20-plus years, Akamai rose to the challenge to help ensure our customers’ online experiences were fast, intelligent, and secure.

Our largest Media and Carrier customers saw demand surge following stay-at-home orders, and our platform provided them with great performance at global scale, delivering a year’s worth of increased traffic in just a few weeks. Our network team raced to nearly double our capacity this year, overcoming lockdowns in the field, shuttered data centers, and supply chain disruptions.

Our IT team enabled our global organization to transition to remote work in just 10 days. Marketing shifted quickly to virtual events, driving a significant increase in both digital event attendance and social engagement. And our Services and Support teams transitioned to 100% remote customer support instantly while maintaining excellent customer satisfaction ratings.

As more retailing went online, we supported many of the world’s largest commerce companies, enabling our customers to surpass e-commerce records on Singles Day in Asia and on Black Friday and Cyber Monday in the United States. We also offered flexible contract terms to help customers in the Travel and Hospitality industries weather the COVID-19 storm, focusing on winning these customers for the long term.

Cyberattackers were busier than ever this year, taking advantage of the distraction and increased vulnerability associated with the pandemic. Akamai responded by helping to keep our customers safe when they needed us most. Our security business grew 25% in 2020 and surpassed $1 billion in revenue, increasing from just $25 million in 2012. It developed into a growth engine of our business and an area of where we expect continued investment and innovation, building on our new products and technologies like Page Integrity Manager, Secure Web Gateway, and Multi-factor Authentication.

While 2020 was a year of disruption for many sectors of the economy, we achieved several notable milestones. We grew our total revenue 11% to more than $3 billion, exceeded our operating margin goal for 2020, and delivered record earnings per share.

We’re proud of the results we achieved in 2020 and are confident about our future. We believe Akamai is well-positioned to capitalize on substantial market opportunities in cloud security, “serverless” edge computing, and online video streaming, with particular focus on Asia Pacific and Latin America. And we continued to deliver our results the right way, living our values and striving to be a great place to work and a company that cares about the communities where we work and live.

I want to thank our more than 8,000 employees for their very hard work on behalf of our many customers and the billions of internet users around the world. Despite the pandemic and social unrest in many of our communities, Akamai employees maintained their can-do attitude and customer-first mindset, enabling our platform to manage more traffic, more web transactions and more cyberattacks than ever before. Their creativity, teamwork and tenacity are key to what makes Akamai such a unique and strong company.

We hope you can attend Akamai’s 2021 Annual Meeting of Stockholders to be held on June 3, 2021, at 9:30 a.m., Eastern time. In light of continued public health and travel concerns that our stockholders may have and recommendations that public health officials have issued given the COVID-19 situation, we will once again hold our stockholder meeting as a virtual-only meeting. The meeting will also be available through a link on our investor relations website (www.ir.akamai.com). Details regarding how to access the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2021 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please vote as soon as possible. Voting by proxy will ensure your representation at the meeting if you do not attend in person. Please review the instructions on the proxy card regarding your voting options.

We wish continued good health and well-being to all in 2021.

/s/ Dr. Tom Leighton
Dr. Tom Leighton
Chief Executive Officer

AKAMAI TECHNOLOGIES, INC.

145 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2021

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Akamai Technologies, Inc. (“Akamai” or the “Company”) will be held on Thursday, June 3, 2021, at 9:30 a.m., Eastern time, exclusively via the internet at a virtual web conference at www.meetingcenter.io/290664094. The password for the meeting will be AKAM2021.

In light of the ongoing COVID-19 pandemic, for the health and well-being of our stockholders, employees and directors, we have determined that the Annual Meeting will be held exclusively online in a virtual meeting format, via the internet, with no physical in-person meeting. Stockholders attending our virtual Annual Meeting will be able to attend, vote and submit questions. Further information about how to attend the Annual Meeting online, vote your shares online during the meeting and submit questions during the meeting is included in the accompanying proxy statement.

At the Annual Meeting, we expect stockholders will consider and vote upon the following matters:

(1)

To elect eleven nominees currently serving as members of our Board of Directors and named in the attached proxy statement to serve on our Board of Directors for a one-year term expiring at the 2022 Annual Meeting of Stockholders;

(2)

To approve an amendment and restatement of our 2013 Stock Incentive Plan that will include (i) a 3,000,000 share increase in the number of shares of common stock authorized for issuance thereunder and (ii) an extension of the expiration date of the plan to June 3, 2031;

(3)	To approve, on an advisory basis, our named executive officer compensation;

(4)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2021; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 9, 2021, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. The stock transfer books of Akamai will remain open for the purchase and sale of Akamai’s common stock.

A complete list of stockholders of record will be available at least 10 days prior to the meeting at 145 Broadway, Cambridge, Massachusetts 02142. This list will also be available to stockholders of record during the Annual Meeting for examination at www.meetingcenter.io/290664094.

All stockholders are cordially invited to attend the Annual Meeting online.

By order of the Board of Directors,

/s/ Aaron S. Ahola
AARON S. AHOLA
Executive Vice President, General Counsel and Secretary

Cambridge, Massachusetts

April 23, 2021

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. MOST STOCKHOLDERS HAVE A CHOICE OF VOTING OVER THE INTERNET, BY TELEPHONE OR BY MAIL. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES ONLINE DURING THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

FURTHER INFORMATION ABOUT HOW TO ATTEND THE ANNUAL MEETING ONLINE, VOTE YOUR SHARES ONLINE DURING THE MEETING AND SUBMIT QUESTIONS DURING THE MEETING IS INCLUDED IN THE ACCOMPANYING PROXY STATEMENT.

AKAMAI TECHNOLOGIES, INC.

145 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF AKAMAI TECHNOLOGIES, INC., OR AKAMAI OR THE COMPANY, FOR USE AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS, WHICH WE REFER TO IN THIS DOCUMENT AS THE ANNUAL MEETING, TO BE HELD EXCLUSIVELY ONLINE VIA THE INTERNET AT A VIRTUAL WEB CONFERENCE AT HTTP://WWW.MEETINGCENTER.IO/290664094 AT 9:30 A.M., EASTERN TIME, ON JUNE 3, 2021, AND AT ANY ADJOURNMENT OR POSTPONEMENT OF THAT MEETING. THE PASSWORD FOR THE MEETING WILL BE AKAM2021. You may obtain instructions for how to access the Annual Meeting online by contacting Investor Relations, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142; telephone: 617-444-3000.

Our Annual Report to Stockholders for the year ended December 31, 2020 is being mailed to our stockholders with the mailing of the Notice of 2021 Annual Meeting of Stockholders and this Proxy Statement on or about April 23, 2021.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be Held on June 3, 2021:

This Proxy Statement and the 2020 Annual Report to Stockholders are available for viewing, printing and downloading at www.akamai.com/html/investor/financial_reports.html.

You may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission, which we sometimes refer to herein as the Commission, except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Certain documents referenced in this Proxy Statement are available on our website at www.akamai.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this Proxy Statement.

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management based on information currently available to them. Use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “should,” “may,” “could,” or similar expressions indicates a forward-looking statement. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, inability to grow revenue, particularly from increased sales of security solutions, or inability to increase profitability as projected; lack of market acceptance of new solutions; cyberattacks that we are not able to successfully defend against, and other factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which accompanies this Proxy Statement. We disclaim any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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EXECUTIVE SUMMARY

Below are highlights of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Our Mission and Purpose

Akamai’s mission is to deliver value to our customers; empowering them to manage successful online businesses by protecting their digital assets and enabling superior individual experiences. Our purpose in pursuing this mission is to help bring the world closer together by making the internet safe, fast and reliable for people around the globe.

Our Strategy

We operate in a technology landscape that is rapidly evolving, driving enterprises to enhance their digital capabilities to improve productivity, transform customer experiences, increase brand awareness, and drive competitive advantage. At the same time, security threats are growing more prevalent and advanced. Enterprise applications are moving from behind the firewall to the cloud - making cybersecurity more complex to achieve than yesterday’s strategy of a perimeter defense. More consumers are “cutting the cord” and consuming entertainment over the internet rather than through traditional cable, and they are increasingly using mobile devices to consume content and shop. With the COVID-19 pandemic and related shutdowns, we saw dramatic growth in the movement of activities to the internet - accelerating the trends discussed above. As more people watched entertainment, played games, shopped and socialized online and entire corporate workforces moved to a remote posture, we saw an acceleration in attack traffic and other security threats.

Our strategy is to leverage our unique Intelligent Edge Platform and creative employees to provide our customers with innovative, market-leading products that enable opportunities and address challenges in this evolving landscape.

In addition to delivering value to our customers, we believe it is important for Akamai to:

🌑	invest in the health, safety and development of our employees;

🌑	deal fairly and ethically with our suppliers and partners;

🌑	support the communities in which we live and work;

🌑	operate in an environmentally sustainable way; and

🌑	generate long-term value for our stockholders.

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Akamai 2020 Performance Highlights

In 2020, Akamai registered achievements across our operations, including the following highlights.

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From a financial perspective, we have increased our revenue in each of the past three fiscal years and have been profitable over that same period. The charts below show our revenue and earnings per share, calculated in accordance with generally accepted accounting principles in the United States, or GAAP, for the past three fiscal years.

In particular, our security business has grown rapidly in recent years as shown below:

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Over the past five years, we have successfully generated cash from operations to use in strategic initiatives. We believe we have effectively deployed that cash in stock repurchases and acquisition activity as reflected in the chart below.

Corporate Governance Snapshot

Akamai’s governance structure reflects our commitment to advancing the long-term interests of our stockholders, maintaining accountability, diversity, ethical conduct and alignment of interests between leadership and investors. Highlights of our governance profile include:

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Executive Compensation Overview

Akamai has developed an executive compensation program that is designed to closely align executive compensation with performance by allocating a majority of target compensation to performance-based equity awards that directly link the value of executive compensation to our stock price performance and tying annual bonuses to performance against specific financial measures. Key aspects of our 2020 executive compensation program are highlighted below.

In 2021, we introduced a change to our annual bonus plan for Akamai executives. While maintaining the core revenue and profitability financial metrics, the 2021 annual bonus plan incorporates a payout modifier based on our achievement against designated environmental, social and governance objectives established by the Talent, Leadership & Compensation Committee of the Board of Directors. These goals are centered on employee diversity, inclusion and engagement as well as environmental sustainability metrics. We adopted this change to help drive accountability within the management team for advancing Akamai’s environmental, social and corporate governance goals.

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Part One – Corporate Governance Highlights – Our Commitment to Environmental, Social and Governance Matters

Akamai is committed to maintaining and enhancing our record of excellence in environmental, social and governance (ESG) matters by continually refining our corporate governance policies, working to improve our energy efficiency and reduce our environmental impact, fostering a diverse and inclusive workplace and contributing to the communities in which we live and work. We also place great value on input from our investors and other stakeholders and engage regularly with them to gain insights into the governance and social issues they care about most.

In 2021, Akamai announced the establishment of a new ESG Office comprised of members of our management team. This office is charged with enabling a global ESG strategy that integrates our business goals with all ESG efforts across the enterprise, including sustainability, inclusion, diversity and engagement and the Akamai Foundation.

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Good Governance

Overview of the Board of Directors

Our Board of Directors, which we will often reference as the Board below, currently consists of 12 individuals with a range of backgrounds as reflected in the graphic below. Collectively, they bring industry expertise, leadership skills and financial sophistication to our corporate governance. Below is a skills matrix displaying key attributes of our Board members.

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Board Refreshment and Diversity

Akamai believes that having an independent, diverse, active and engaged Board has been key to our success. We also believe that new perspectives and ideas are critical to a forward-looking and strategic Board. Our goal is to seek a balance between new points of view and the valuable experience and familiarity that longer-serving directors bring to the boardroom. Since our 2017 annual meeting, we have seen five incumbent directors transition off the Board and have added five new directors. In considering nominations for re-election, we take into account whether a director has served for more than 10 years on the Board as one factor in our holistic approach. A summary of the tenure of our current independent directors is reflected in the graph below:

Female and/or minority directors currently make up 42% of the total Board. Ms. Bowen and Mr. Ford identify as Black; Ms. Ranganathan identifies as South Asian; and Mses. Bowen, Brown, Greenthal and Ranganathan identify as women. In considering new Board members, we have adopted a policy that requires that the initial list of individuals under consideration by the Board’s Environmental Social and Governance Committee, or the ESG Committee, include individuals who represent diverse backgrounds, including diversity of gender and race or ethnicity. If a search firm is used, the search firm is instructed to do the same.

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Board Evaluations

A key component of our approach is a robust annual Board evaluation process. Led by our Chair of the Board and the Chair of the ESG Committee, this review is intended to elicit the views of all directors about what makes the Board effective, what improvements can be made, how their peers are most effective and whether steps should be taken to improve contributions and their views on the performance of the Board and its committees over the past year. The evaluation has taken a variety of forms including written surveys, interviews conducted by an outside consultant and interviews conducted by our Board Chair. The ESG Committee also regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure, and diversity that promotes and supports the Company’s long-term strategy. In doing so, the ESG Committee takes into consideration the overall needs, composition and size of the Board, as well as the criteria adopted by the Board regarding director candidate qualifications.

Ethics

We have adopted a written Code of Ethics that applies to all of our directors, executive officers and other employees (including our principal executive officer and our principal financial and accounting officer). Our Code of Ethics is available on our website at www.ir.akamai.com/corporate-governance/highlights. We did not waive any provisions of the Code of Ethics for our directors or executive officers during the year ended December 31, 2020. If we amend, or grant a waiver under, our Code of Ethics that applies to our executive officers or directors, we intend to post information about such amendment or waiver on our website at www.akamai.com. We have also adopted Corporate Governance Guidelines, a copy of which is also available on our website at www.ir.akamai.com/corporate-governance/highlights.

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Engagement with Stakeholders

Akamai and our employees are dedicated to delivering value to investors, providing excellent service to our customers, offering a great place to work and contributing to the communities in which we operate. Some of the key areas of focus as we work with our stakeholders on ESG matters are highlighted below.

Commitment to Customers

At Akamai, we are focused on helping our customers navigate a rapidly-evolving technology landscape so that they can maintain the security of their operations that touch the internet, improve productivity, transform customer experiences, increase brand awareness and drive competitive advantage. With our Intelligent Edge Platform and creative and innovative employees, we believe we are uniquely situated to provide this assistance.

In a tumultuous 2020, we rose to the challenges caused by the global COVID-19 pandemic and other developments. With media and carrier customers seeing demand surge following stay-at-home orders, our network team nearly doubled capacity during the year, overcoming lockdowns in the field, shuttered data centers and supply chain disruptions. As a result, customers experienced great performance at global scale, delivering a year’s worth of increased traffic in just a few weeks. As more retailing went online, we provided

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extra support for some of the largest e-commerce companies in the world and offered flexible contract terms to help customers in the travel and hospitality industries weather the COVID-19 storm, focusing on winning these customers for the long term.

The pandemic also saw a surge in activity by cyberattackers, taking advantage of the distraction and increased vulnerability associated with the pandemic. We responded by providing vital security solutions for our customers to facilitate online business and remote work.

Promoting Diversity and Inclusion in the Workplace

Akamai is committed to providing a work environment and culture where all employees feel that they can contribute and perform to the best of their abilities. Our diverse workforce combines workers from different backgrounds and experiences. We believe that bringing together a diverse workforce in an inclusive environment captures the experiences, cultures, talents, and thought perspectives that will drive innovation and our business strategy in a collaborative manner. Akamai is a global company. Our aim is to understand and build on our cross-cultural competence, and by doing so, improve the way we work in our global community.

Our Diversity & Inclusion Strategy has five focus areas:

🌑	Education – developing a common understanding of, and commitment to, inclusive and diverse mindsets and behaviors;

🌑	Accountability – our leaders are charged with driving accountability across their teams for making Akamai an inclusive and diverse workplace;

🌑	Governance – establishing a structure to enable us to manage, measure and report our successes and gaps;

🌑	Inclusivity – reinforcing this value through our events, communications, job descriptions and interview practices; and

🌑	Talent Management – cultivating more diverse teams across all levels of our organization.

We have implemented a number of initiatives to foster inclusivity, including: forming a Diversity & Inclusion Steering Committee of senior leaders across all parts of the business and regions that drives our progress in this area and executes the strategy outlined above; incorporating an ESG component in our executive bonus plan; incorporating diversity and inclusion goals in both our corporate level annual Mission Critical Goals and the individual performance goals of our senior personnel; supporting eleven Employee Resource Groups that are employee-led, voluntary internal global networks open for all to come together to help collaborate, share ideas, and discuss issues among colleagues with similar characteristics or common interests; and introducing a company-wide program that is intended to enhance our corporate culture by promoting an inclusive approach to decision making and innovation.

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We are an equal opportunity employer. To help us improve the diversity of our workforce, we participate in or sponsor professional development and recruiting forums such as the Massachusetts Conference for Women, National Society of Black Engineers, Society of Hispanic Engineers, and Hack.Diversity. We also offer Akamai Technical Academy, a technical training program targeted primarily at underrepresented talent (gender, ethnicity, experiential, generational, veterans) who are interested in pursuing a technical career path, but may not be formally educated in science, mathematics or engineering. The program consists of six months of Akamai-specific classroom training, after which participants are placed in a variety of contract roles across the organization, with the intention to convert them to permanent employees after a minimum of six months. We are a member of the Massachusetts Technology Leadership Council Tech Compact for Social Justice, committing to make change towards racial equality in our company.

Our Supplier Diversity Program seeks to identify and engage suppliers for a wide range of products and services compatible with Akamai’s current needs — from office supplies, to computer equipment and peripherals, office equipment maintenance and repair, food service, and printing to name a few examples. We are committed to developing mutually beneficial and successful partnerships with small businesses including companies owned by women, minorities, veterans, and people who are socially and economically disadvantaged or have disabilities.

Environmental Sustainability

Akamai is committed to mitigating the environmental impact of our operations. We have adopted a Sustainability Policy to reflect our belief that Akamai can and should operate with a minimal environmental footprint. We strive to run our network as efficiently as possible to be mindful of our power usage and to minimize the negative environmental impacts of our operations. We also aim to decarbonize the energy we need to operate by sourcing renewable energy where we can.

In the management of our network, we utilize both hardware and software efficiencies to cut excess usage and proactively eliminate inefficiencies to lessen our carbon emissions. Our hardware initiatives center on improving the efficiency of the servers we use by reducing their power consumption while increasing throughput. Increasing throughput leads to a more efficient platform, which reduces our environmental footprint while providing superior performance for our customers and their end users. We also make our network more efficient by developing software to only use the necessary hardware resources. Our platform only caches (stores) information that is deemed relevant and likely to be accessed again by another end user in the same geographical location. To minimize the resource drain and emissions related to power usage from space utilization and processing energy from infrequently accessed web content — “one-hit wonders” — we use machine-learning algorithms based on the type of content, its popularity, its location, and more, to see if this data is worth the resources that would be required to store it. By decreasing the amount of one-hit wonders, Akamai is able to lessen our carbon emissions output and use less energy.

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These efforts have enabled us to continue to decouple network growth from emissions. In 2020, we reduced our Scope 2 emissions (indirect greenhouse gas emissions) by more than 50% from 2019 levels, while growing the network by more than 60%.

Endeavoring to ensure that our network runs as efficiently as possible is only one component of our sustainability strategy. We also source renewable energy to power our operations. In 2015, we set a public goal to source renewable energy for 50% of our controlled data center operations by 2020. We are proud to have met this target. This was achieved, in part, by investing in net-new grid-connected renewable energy projects. To date, we have invested in three projects: a wind farm in Texas, a solar array in Virginia, and a wind farm in Illinois. We also work with our data center partners to procure attestable renewable energy sources to further mitigate our operations in their facilities.

We are proud to take a leadership role in environmental sustainability. We helped spearhead the first renewable buyers consortium, a virtual power purchase agreement with Apple, Etsy, and Swiss Re to enable support for renewable energy projects. These projects are made possible through collaboration with groups such as the Renewable Energy Buyers Alliance (REBA) and the Future of Internet Power (FoIP) to make renewable energy procurement easier. We help our customers understand their energy usage by providing customized reports detailing their emissions on our platform based on server and energy usage. In our own reporting, we work with a third-party auditor that focuses on the accuracy of our carbon emissions reporting in Scopes 1, 2, and 3. Our auditor adheres to the ISO 14063-3: Greenhouse gases — Part 3: specification with guidance for the validation and verification of greenhouse gas statements. We reconcile our impact annually and routinely follow recognized procedures to lower our greenhouse gas emission footprint in the areas where we can have the most material impact. We report under the following frameworks: Carbon Data Project, Dow Jones Sustainability Indices, EcoVadis, FTSE4Good, Global Reporting Initiatives, Just Capital and Sustainability Accounting Standards Board.

Employee Well-Being, Health & Safety; Human Rights

Our employees are our most valuable asset as they are fundamental to our innovation, the operation and ongoing enhancement of the Akamai Intelligent Edge Platform, the fostering and maintenance of relationships with our customers and the management of our operations. We focus on the development of our people through fostering inclusion and engagement, offering competitive compensation and benefits, providing training and development opportunities, and implementing health and safety procedures.

We have a demonstrated a history of investing in our workforce by offering competitive salaries, wages, and benefits. Our compensation and benefits philosophy is to maximize the effectiveness of pay and benefits programs to attract and retain the high caliber individuals needed to drive the success of our business, while balancing cost-effectiveness and competitive factors. Our benefits programs (which vary by country and region) include healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, family care resources, flexible work schedules, adoption and fertility

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assistance, employee assistance programs, tuition assistance, and holistic wellness programs. Our wellness programs include educational offerings on healthy lifestyles, access to mental health experts, and access to ergonomic advice and equipment.

COVID-19 Response

In March 2020, when the COVID-19 pandemic became widespread, Akamai took many steps to safeguard the health and well-being of our customers and employees. In particular, we:

🌑	Closed access to our offices for most employees so, at year end, approximately 99% of our employees were working remotely;

🌑	Implemented enhanced health and safety protocols in all of our offices for those requiring access to an Akamai site;

🌑	Expanded our wellness programs to offer courses on, among other things, caregiving during the pandemic and vaccine information;

🌑	Introduced new collaboration tools and techniques and provided a productivity reimbursement program to assist all employees with purchasing equipment to support remote work;

🌑	Provided four wellness days to allow additional paid time off for employees specifically to encourage mental and physical health;

🌑	Guaranteed sick pay for contractors we retain;

🌑

Provided frequent information updates by our CEO and Chief Human Resources Officer related to the impact of the pandemic on our operations as well as the initiatives we adopted to assist employees to cope with the situation; and

🌑	Maintained a rigorous process for assessing whether any office can reopen (and remain open) based on local government regulations, local health trends and business needs.

In 2016, we adopted a Human Rights Policy. We believe that the internet can facilitate greater understanding among people across the globe and that we can play an important role in making that happen. We also believe that respect for human rights is fundamental to unlocking the potential of the internet and an essential value for the communities in which we operate. We are committed to ensuring that our employees, the people who work for our contractors, customers and suppliers, and individuals in the communities affected by our activities are treated with dignity and respect. Our Human Rights Policy is intended to advance these ideals.

Community Involvement

We recognize that the communities in which we live and operate are also stakeholders in our business. We address a wide range of issues to help our neighbors, including directing

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relief to communities ravaged by wildfires, encouraging and supporting volunteerism by our employees, responding to COVID-19 relief efforts and supporting initiatives to promote racial justice.

The centerpiece of our employee volunteer efforts is our Danny Lewin Community Care Days program. Each year we honor and celebrate our co-founder Danny Lewin’s spirit with a global initiative to encourage employees to give back to our local communities through events such as participating in blood drives, working at food banks, repairing homes, refreshing playgrounds and creating care packages for ill children. Group volunteer activities are organized for employees in many of our offices worldwide. All of our full-time employees are approved to take the equivalent of up to 16 hours of paid volunteer time per calendar year for approved volunteer activities that take place during their regularly scheduled workday.

The Akamai Foundation plays a key role in Akamai’s community outreach. Its core mission is to close the gender and diversity gap in technology and help foster the next generation of innovators by advancing access to science and mathematics education. In 2020, it provided more than 30 grants worldwide to organizations focused on this cause. With the global pandemic outbreak last year, the foundation pivoted to provide COVID-19 relief funds to charitable organizations in 16 countries. Additionally, amid prominent incidents in the U.S. that gave rise to increased focus on equal justice, the organization instituted a gift-matching program for employees and others to non-profits focused on human rights and racial equality. In late 2020, Akamai made an additional $20 million endowment contribution to the foundation to provide further support for its mission to demonstrate our long-term commitment and proactive social leadership role.

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Stockholder Engagement

Our management and Board are committed to driving stockholder value and communicating with our investors and other stakeholders. Our stockholder engagement model is summarized below:

Our Stockholder Engagement Process

During 2020, we conducted outreach to all of our 25 largest stockholders and other investors, who collectively held approximately 54% of our outstanding shares, to express an interest in meeting with them to discuss governance or executive compensation matters at Akamai. We engaged with more than 40% of those investors and discussed a broad range of operational, strategic and governance topics with them. These engagement efforts and meaningful conversations provided the Board and management with a valuable understanding of investors’ perspectives and an opportunity to exchange views. When the Board conducted its regular reviews of governance and executive compensation, it discussed the input that we received, and the evaluation process was reflective of those views. We were encouraged by the feedback we received and look forward to continuing our dialogue with our stockholders in the coming year.

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One result of our engagement with stockholders in recent years was a decision by the Board to recommend that stockholders approve declassification of the structure of the Board. We presented that matter at the 2018 Annual Meeting of Stockholders, and it was approved. The Board is now fully declassified, and all directors standing for election will be elected to one-year terms.

Commitment to Privacy Best Practices

Our customers trust us to help make the internet fast, intelligent, and secure. We understand that how we process personal data is an important part of that trust. We are committed to the data protection rights of internet users, customers and employees and compliance with the data protection laws of the countries in which we operate. Akamai’s Data Protection and Privacy Program is aimed at protecting the personal data that we process based on respect for the data subject’s privacy concerns by implementing appropriate security safeguards. Our program has four main components:

Awareness

🌑	Promoting a culture of respect for, and thoughtful consideration of, privacy and personal data protection throughout Akamai.

🌑	Communicating to our employees timely information about changes in privacy laws, regulations, and standards that affect our business.

🌑	Instilling understanding of different cultures and practices around the world related to the use of individual personal information.

Policies and Procedures

🌑

Implementing privacy protection policies and related operational procedures (in harmony with our Information Security Compliance Program) that are designed to enable compliance with the law consistent with our business commitments and needs.

🌑	Utilizing privacy by design tools to timely raise, consider, and address privacy concerns at the early stage of service and product development.

Training

🌑	Conducting trainings designed to promote awareness and provide employees with privacy-related information pertinent to their roles and responsibilities.

Accountability and Transparency

🌑

Maintaining accountability standards consistent with those articulated by the Organization for Economic Co-operation and Development (OECD) in its Guidelines Governing the Protection of Privacy and Transborder Flows of Personal Data.

🌑	Communicating with our employees, customers and the public about our data protection and privacy practices.

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Public Policy

Akamai believes that responsible corporate citizenship requires active engagement in legislative and regulatory processes. Our engagement with policymakers and advocacy on public policy issues are coordinated by our Global Public Policy group. Members of the Global Public Policy team work closely with our senior leadership to identify legislative and regulatory priorities, both regionally and globally, that will protect and advance our business interests, increase stockholder value and promote the free and responsible use of the internet. The group also works to educate and inform policymakers about Akamai’s technology and solutions and how the internet itself works.

As part of Akamai’s engagement in the public policy process, we participate in a number of trade associations around the world that advocate for and shape public policy positions that are important to our industry. Trade associations also provide educational, training and professional networking opportunities for their members. We participate in these associations for such opportunities and to help build consensus on issues that we believe will serve our customers and investors. Our membership and participation in these organizations are not an endorsement of all of the activities and positions of these organizations. Accordingly, there may be instances where their positions diverge from ours.

We have not formed a political action committee nor have we donated to individual political candidates or parties.

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The Board of Directors

The Board currently consists of twelve persons. Set forth below is information about the professional experiences of each of our eleven nominees for election at the 2021 Annual Meeting, including his or her specific experience, qualifications and attributes that we believe qualify him or her to serve on the Board. We have included their age and committee memberships as of March 1, 2021 (other than with respect to Ms. Bowen who joined the Board on April 2, 2021 and was appointed to committees on that date).

Fred Salerno announced in March 2021 that he would retire as a member and Chair of the Board effective at the 2021 Annual Meeting. Mr. Salerno has been a director since 2002. We thank him for the leadership he has provided to Akamai for nearly two decades. The Board has voted to reduce its size to eleven members effective as of the 2021 Annual Meeting.

Nominees for Director for Terms That Will Expire in 2022

Sharon Bowen, age 64 Director since 2021 Audit Committee, ESG Committee

Commissioner of the United States Commodity Futures Trading Commission from June 2014 until retirement in September 2017

Senior Associate and Partner at the law firm Latham & Watkins between 1988 and May 2014

Other Current Boards

Intercontinental Exchange, a provider of marketplace infrastructure, data services and technology solutions for a diverse set of asset classes

Bakkt Holdings, a provider of institutional and retail solutions for digital assets

Neuberger Berman Group, an investment management firm

Deep regulatory, securities, market risk and public policy expertise

Corporate finance, mergers and acquisition, strategic transactions and corporate governance expertise from her role as a partner in a global law firm

Experience leading ESG initiatives and programs

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Marianne Brown, age 62 Director since 2020 Audit Committee, Finance Committee

Retired former executive at Fidelity National Information Services, Inc., or FIS, a global financial services technology company, where she was Corporate Executive Vice President and Co-Chief Operating Office from January 2018 through December 2019

Chief Operating Officer, Institutional and Wholesale Business of FIS from December 2015 through December 2018, when FIS acquired SunGard Financial Systems LLC, a financial software and technology services company

Other Current Boards

The Charles Schwab Corporation, an investment services firm

Northup Grumman, an aerospace and defense technology company

VMW are, a provider of cloud computing and virtualization software and services

Extensive leadership experience in technology sales and product management to provide insight into the likely perspectives of Akamai’s current and potential customers

Executive oversight of go-to-market initiatives and organizational and investment strategy

Demonstrated ability to execute and integrate acquisitions

Monte Ford, age 61 Director since 2013 TL&C Committee, ESG Committee

Principal Partner of CIO Strategy Exchange, a membership organization for chief information officers, since 2016

Network Partner at Brightwood Capital Partners, a venture capital firm, since 2013

Other Current Boards

Iron Mountain, a provider of storage and other information management services

JetBlue, an airline

The Michaels Companies, an arts and crafts retailer

Experience as an information technology executive at Aptean Software and American Airlines, including serving as a chief executive officer and as a CIO overseeing all aspects of information systems and business analytics functions

Helps fellow Board members and management understand what Akamai’s current and potential customers expect and want from our solutions and to provide actionable insight into our innovation initiatives

Provides valuable advice and counsel regarding potential improvements to our internal IT systems

Contributes a personal perspective on diversity and inclusion issues impacting Akamai and our environment

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Jill Greenthal, age 64 Director since 2007 Audit Committee, Finance Committee Chair

Senior Advisor in the Private Equity Group of The Blackstone Group, a global asset manager, since 2007

Other Current Boards

Cars.com, an online automotive marketplace

Houghton Mifflin Harcourt, an educational content company

Prior Public Company Boards in Last 5 Years

TEGNA Inc.

FLEX LTD.

Rich experience as a leading investment banker and advisor, a role that has given her a deep understanding of capital markets and mergers and acquisitions

Insight into financial and strategic aspects of financial matters such as debt and equity financing transactions and acquisitions

Experience working with other internet and media companies as they have built their businesses enables her to provide valuable counsel to both our management and fellow directors

Dan Hesse, age 67 Director since 2016 Audit Committee, ESG Committee Chair

Former President and CEO, Sprint Corporation, a telecommunications provider, December 2007 to August 2014

Other Current Boards

PNC Corporation, a financial institution

Tech and Energy Transition Corporation, a non-operating special purpose acquisition company formed for the purpose of effecting the acquisition of one or more businesses that is focused on targets that use or facilitate disruptive, differentiated technology to build, enable, service or manage businesses or infrastructure undergoing transformation

Insight into mobile and telecommunications industry affords important insight into strategy deliberations

Experience as a chief executive officer enables him to advise on leadership, management and operational issues

Leverages experience overseeing a large, complex technology company to provide valuable guidance and perspective

Understanding of corporate governance issues, particularly social responsibility matters, contributes to his ability to provide a leadership role as chair of our ESG Committee

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Tom Killalea, age 53 Director since 2018 Audit Committee, TL&C Committee

President, Aionle LLC, a consulting firm, since November 2014

VP Technology, Amazon.com, a multi-national technology company from 2008 to 2014

Other Current Boards

Capital One Financial Corp., a financial services company

MongoDB, a database technology company

Prior Public Company Boards in Last 5 Years

Carbon Black

Xoom Technologies

Professional focus on internet security issues, a key area of emphasis in Akamai’s strategic plan

Experience with digital innovation and focus on customer experience

Understanding of the content delivery network business through his work at Amazon

Extensive corporate governance experience serving on several public company boards

Tom Leighton, age 64 Director since 1998	Chief Executive Officer, Akamai, since January 2013 Chief Scientist, Akamai from 1998 to 2012 Professor of Applied Mathematics at the Massachusetts Institute of Technology since 1982 (on leave)

Co-founder and key developer of the software underlying our platform

Unparalleled understanding of our technology and how the internet works

Crucial source of industry information, technical and market trends and how Akamai can address those needs

Provides the Board with vital information about the strategic and operational challenges and opportunities facing us

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Jonathan Miller, age 64 Director since 2015 TL&C Committee, ESG Committee

CEO of Integrated Media Co., an investment company, since February 2018

Advisor at Advancit Capital, a venture capital firm focusing on early-stage companies, since January 2018, having previously served as a partner since 2013

Other Current Boards

AMC Networks, an entertainment company

Interpublic Group of Companies, a marketing solutions provider

J2 Global, which provides telecommunications solutions as well as technology, gaming and lifestyle content

Advancit Acquisition I, a non-operating special purpose acquisition company formed for the purpose of effecting the acquisition of one or more businesses; focusing on media and technology targets in North America and Europe

Prior Public Company Boards in Last 5 Years

TripAdvisor

Shutterstock

Insight into the challenges, goals and priorities of media companies such as those that are key current and prospective customers

Key participant in the rapid development of the internet as a global platform for video and audio entertainment

Deep understanding of the ongoing evolution of digital media

Involvement with early-stage media and technology companies gives our management and the Board a window into developments that could shape our industry in the future

Madhu Ranganathan, age 56 Director since 2019 Audit Committee Chair, Finance Committee

Chief Financial Officer of Open Text Corporation, a provider of enterprise information management solutions since April 2018.

Executive Vice President and Chief Financial Officer for 24/7 Customer, Inc., a provider of customer engagement technology solutions, from June 2008 to March 2018

Other Current Boards

Bank of Montreal, a financial services company

Prior Public Company Boards in Last 5 Years

Service Source International

Extensive public-company financial expertise that enables her to qualify as an “audit committee financial expert” (as defined by Commission rules) and advise management and other directors on complex accounting and internal control matters

Experience in developing global software and SaaS companies to provide insight from both a customer and an operational perspective

Oversight of acquisition programs position her well to participate in the Finance Committee’s oversight of Akamai’s M&A program

Understanding of complex global tax matters

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Ben Verwaayen, age 68 Director since 2013 TL&C Committee Chair, ESG Committee

General Partner of Keen Venture Partners, a venture capital firm, since 2017

Former Chief Executive Officer of Alcatel-Lucent, a provider of communications equipment and solutions from 2008 to 2013

Other Current Boards

Renewi, a waste-to-product company that collects and processes waste and then sells the recyclates and energy it produces

Ofcom, the regulatory and competition authority for the broadcasting, telecommunications and postal industries of the United Kingdom

Brings an international perspective to Board deliberations, helping us better understand non-U.S. markets, public policy issues and how to operate with a global employee base

CEO experience enables him to provide significant guidance to our CEO on management, leadership and operational issues

Ability to leverage knowledge of telecommunications industry to advise us on carrier strategy and network relationships

Deep understanding of motivational aspects of executive compensation approaches and applicable international issues

Bill Wagner, age 54 Director since 2018 TL&C Committee, Finance Committee

President and CEO of LogMeIn, Inc., a software-as-a-service company, since December 2015, having previously served from May 2013 through November 2015 as its President and Chief Operating Officer. In 2020, LogMeIn, Inc. transitioned from being a publicly-traded company to being privately held.

Other Current Boards

LogMeIn, Inc.

Extensive sales and marketing experience in the software industry brings a valuable perspective on the company’s go-to-market operations

Current experience as a chief executive officer of a large software company and formerly as a CEO of a publicly-traded software company enables him to provide valuable counsel to the CEO and Board on matters related to strategy, leadership and operations.

Brings a customer perspective on how companies purchase, deploy and rely on Akamai solutions to enable and secure their businesses

Experience successfully executing mergers, acquisitions and divestitures position him well to participate in the Finance Committee’s oversight of Akamai’s M&A program

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Our Executive Officers

Our executive officers as of March 1, 2021 were:

Tom Leighton, age 64, was elected Akamai’s Chief Executive Officer in January 2013, having previously served as our Chief Scientist since he co-founded the company in 1998. As discussed above, Dr. Leighton also serves on the Board.

Aaron Ahola, age 51, was named our Executive Vice President, General Counsel and Corporate Secretary in May 2019. From October 2017 through April 2019, he was Senior Vice President, General Counsel and Corporate Secretary. Mr. Ahola joined Akamai in April 2000. During his tenure, he has served in a variety of positions, including as Vice President and Deputy General Counsel from 2011 to 2017 and our Chief Privacy Officer from 2008 until 2017.

Robert Blumofe, age 56, became Akamai’s Chief Technology Officer on March 1, 2021. From April 2016 through February 2021, he was our Executive Vice President, Platform and General Manager of the Enterprise Division, having previously served as our Executive Vice President – Platform since January 2013. Before taking on that role, Mr. Blumofe served in a variety of positions at Akamai since joining us in 1999.

Paul Joseph, age 47, became our Executive Vice President – Global Sales in March 2021. Mr. Joseph joined Akamai in January 2000 and has served in a variety of roles during his tenure with us. From September 2018 through February 2021, he was Senior Vice President, Global Sales for our Media and Carrier Division. Between October 2017 and August 2018, he served as Vice President Field Business Development in our Media Division. From March 2016 through September 2017, he was Vice President of our America Channel Sales group.

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Adam Karon, age 49, joined Akamai in February 2005 and has served in numerous leadership positions during his tenure with us. He was named our Chief Operating Officer and General Manager Edge Technology Group effective March 1, 2021. From March 2017 through February 2021, he was Executive Vice President and General Manager of the Media and Carrier Division. He served as Senior Vice President, Global Services and Support from January 2014 through February 2017.

Rick McConnell, age 55, became Akamai’s President and General Manager of the Security Technology Group effective March 1, 2021. From May 2016 through February 2021, he was President and General Manager of the Web Division. He previously served as President – Products and Development from January 2013 through May 2016, having previously held other executive titles since joining us in November 2011. Prior to joining Akamai, Mr. McConnell was in a number of executive positions at Cisco Systems. Mr. McConnell was Chief Executive Officer of Latitude Communications, which was acquired by Cisco in January 2004.

Edward McGowan, age 50, became Akamai’s Executive Vice President and Chief Financial Officer in March 2019. Mr. McGowan began his career at Akamai in 2000 and has served in numerous roles across the organization since that time, including as Senior Vice President, Finance, between September 2018 and February 2019; Senior Vice President, Global Sales Media & Carrier Division from January 2017 through August 2018; Vice President, Global Carrier Strategy & Sales from April 2013 through December 2016.

Kim Salem-Jackson, age 45, became our Executive Vice President and Chief Marketing Officer on March 1, 2021. Ms. Salem-Jackson joined us as Vice President of Global Marketing in August 2017 before being promoted to Senior Vice President Marketing and Corporate Communications in November 2019. Prior to joining Akamai, Ms. Salem-Jackson had been Senior Vice President of Worldwide Marketing and Business Development at Informatica, a provider of enterprise cloud management solutions, from August 2015 to August 2017 after holding a number of management roles at the company since joining it in 2008.

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Mani Sundaram, age 45, became our Executive Vice President Global Services & Support and CIO in November 2019. Mr. Sundaram began his career at Akamai in February 2007 and has held a variety of positions during his tenure with us. Most recently, he was Senior Vice President Global Services and Support from March 2017 until November 2019, after serving as Vice President Global Services from January 2015 through February 2017.

Anthony Williams, age 47, became our Executive Vice President and Chief Human Resources Officer in January 2020. He joined Akamai in April 2015 as Vice President, Talent Acquisition and Diversity and served in that role until January 2018 when his title became Vice President, International HR, Talent Acquisition & Diversity. Prior to Akamai, Mr. Williams held a wide range of global human resource positions at First Data Corporation, Newell Rubbermaid and Time Warner – Turner Broadcasting System.

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Security Ownership of Certain Beneficial Owners and Management

The following table includes information as to the number of shares of our common stock beneficially owned as of March 15, 2021, by the following:

🌑	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

🌑	each of our directors;

🌑

our Named Executive Officers, who consist of (i) our principal executive officer, (ii) each person who served as our principal financial officer during 2020; and (iii) our three other most highly compensated executive officers in 2020; and

🌑	all of our executive officers and directors as of March 15, 2021 as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and/or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after March 15, 2021, through the exercise of any stock option or other equity right. Unless otherwise indicated, the address of each person identified in the table below is c/o Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142. On March 15, 2021, there were 163,689,489 shares of our common stock outstanding.

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Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (%)

5% Stockholders

The Vanguard Group (1)	17,608,178	10.8

BlackRock, Inc. (2)	14,258,519	8.7

Directors

Sharon Bowen	0	*

Marianne Brown	27	*

Monte Ford	22,187	*

Jill Greenthal (3)	41,697	*

Dan Hesse (4)	20,723	*

Tom Killalea (5)	11,495	*

Tom Leighton (6)	2,260,863	1.4

Jonathan Miller	20,567	*

Madhu Ranganathan	0	*

Fred Salerno (7)	5,522	*

Ben Verwaayen (8)	26,224	*

Bill Wagner (9)	8,495	*

Other Named Executive Officers

Robert Blumofe	38,297	*

Adam Karon	35,433	*

Rick McConnell	61,915	*

Edward McGowan (10)	25,187	*

All executive officers and directors as of March 15, 2021 as a group (21 persons) (11)	2,659,648	1.6

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.
(1)

The information reported is based on a Schedule 13G/A filed with the Commission on February 10, 2021 by The Vanguard Group, Inc., or Vanguard, which reports its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reports that it holds sole dispositive power with respect to 16,867,428 shares, shared voting power with respect to 299,127 shares and shared dispositive power with respect to 740,750 shares.

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(2)

The information reported is based on a Schedule 13G/A filed with the Commission on February 5, 2021 by BlackRock, Inc., or BlackRock, which reports its address as 55 East 52nd Street, New York, New York 10055. BlackRock reports that it holds sole dispositive power with respect to 14,258,519 shares and sole voting power with respect to 12,518,527 shares held by it.

(3)	Includes 8,658 shares issuable in respect of deferred stock units, or DSUs, that have vested but not yet been distributed.
(4)	Includes 13,034 shares issuable in respect of DSUs that have vested but not yet been distributed.
(5)

Includes 1,867 shares issuable upon vesting of restricted stock units, or RSUs, within 60 days after March 15, 2021 and 2,936 shares issuable in respect of DSUs that have vested but not yet been distributed.

(6)	Includes 129,321 shares held by Dr. Leighton in a trustee capacity with respect to which he disclaims beneficial ownership.
(7)	Includes 1,000 shares held by a charitable foundation of which Mr. Salerno is a trustee and with respect to which he disclaims beneficial ownership.
(8)	Consists of shares issuable in respect of DSUs that have vested but not yet been distributed.
(9)	Includes 1,867 shares issuable upon vesting of RSUs within 60 days after March 15, 2021.
(10)	Includes 463 shares issuable upon vesting of RSUs within 60 days after March 15, 2021
(11)	Includes 6,623 shares issuable upon vesting of RSUs within 60 days after March 15, 2021 and 50,852 shares issuable in respect of DSUs that have vested but not yet been distributed.

Board Leadership and Role in Risk Oversight

Chair of the Board

In March 2018, Fred Salerno was elected as our independent Chair of the Board. In this role, he works with his fellow directors and management to prepare Board meeting agendas, chairs meetings of the Board (including its independent director sessions) and our annual stockholder meetings and informs other directors about the overall progress of Akamai. Mr. Salerno also provides leadership and advice to management on key strategic initiatives and seeks to ensure effective communication among the committees of the Board. He leads discussions on the performance of the Chief Executive Officer and succession planning for executive officers and other key management positions. Mr. Salerno also led our 2020 board evaluation process.

In March 2021, Mr. Salerno announced that he would retire from service on the Board effective at the time of the Annual Meeting. Dan Hesse has been elected to succeed Mr. Salerno as independent Chair of the Board, effective following the Annual Meeting.

Roles of Chair of the Board and CEO

Currently, the roles of Chair of the Board and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities at this time. Mr. Salerno, as a strong independent director, has been able to play a key role in ensuring Board effectiveness, management oversight and adherence to good governance principles, and it is expected that Mr. Hesse will be similarly effective in this role following the Annual Meeting. Dr. Leighton is then better able to focus on our day-to-day business and strategy, meet with investors and convey the management perspective to other directors.

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Risk Oversight

The Board has an active role in supervising management’s oversight of Akamai’s risks as described in the graphic below:

Board and Committee Oversight of Risk Management

The Board and our management team have increased their focus on cybersecurity risk oversight and management in recent years. Our information security leadership meets with the Audit Committee on a quarterly basis to discuss management’s process for identifying, tracking and mitigating cybersecurity risks, progress on mitigation initiatives and industry-wide developments related to security matters. All of our employees are required to take annual security compliance training. We have not had a data breach during the last three years.

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Board Committees

The standing committees of the Board consist of an Audit Committee, an Environmental, Social and Governance (ESG) Committee (formerly known as the Nominating and Corporate Governance Committee), a Finance Committee and a Talent, Leadership and Compensation (TL&C) Committee (formerly known as the Compensation Committee). Each committee operates under a charter that has been approved by the Board. Copies of the charters are posted in the Investor Relations section of our website at www.ir.akamai.com. The Board has determined that all of the members of each of the four standing committees of the Board are independent as defined under The Nasdaq Stock Market, Inc. Listing Rules, or the Nasdaq Rules, including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of the TL&C Committee, the independence requirements under Rule 10C-1 under the Exchange Act. Membership on each standing committee as of March 1, 2021 is reflected in the chart below.

Membership in Standing Committees as of March 1, 2021

	Audit	ESG	Finance	TL&C

Marianne Brown	X		X

Monte Ford		X		X

Jill Greenthal	X		X*

Dan Hesse	X	X*

Tom Killalea	X			X

Jonathan Miller		X		X

Madhu Ranganathan	X*		X

Fred Salerno	X	X	X

Ben Verwaayen		X		X*

Bill Wagner			X	X

*	Committee Chair

In April 2021, Ms. Bowen was elected to the Board and was appointed to the Audit Committee and the ESG Committee, and the Board approved a shift of Mr. Hesse from the Audit Committee to the TL&C Committee and Mr. Killalea from the TL&C Committee to the Finance Committee.

The Audit Committee assists the Board in overseeing the financial and accounting reporting processes and audits of our financial statements, which includes reviewing the professional services provided by our independent auditors, the independence of such auditors from our management, our annual financial statements and our system of internal financial and IT controls including cybersecurity matters. The Audit Committee also reviews such other

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matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board has determined that each of Fred Salerno and Madhu Ranganathan is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K promulgated by the Commission under the Exchange Act. The Audit Committee held nine meetings in 2020.

The ESG Committee is responsible for, among other things, identifying individuals qualified to become members of the Board; recommending to the full Board the persons to be nominated for election as directors and to each of its committees; overseeing self-evaluation of the Board, including the performance of individual directors; and reviewing and making recommendations to the Board with respect to corporate governance practices. The ESG Committee also reviews management’s initiatives with respect to environmental, social and governance matters (including charitable activities of the Akamai Foundation). The ESG Committee held seven meetings in 2020.

The Finance Committee is responsible for, among other things, reviewing matters pertaining to the capital structure and corporate finance strategy, oversight of the Treasury function, review of proposed acquisitions and similar strategic transactions, ongoing evaluation and assessment of completed acquisitions, oversight of our defined contribution and other retirement plans, review of Akamai’s insurance program and assisting and advising management on its operating plans, including any specific plans in place from time to time related to margin improvement or other financial goals. The Finance Committee held nine meetings in 2020.

The TL&C Committee assists the Board in discharging its responsibilities relating to the compensation of our executive officers, including determining the compensation of our Chief Executive Officer and other executive officers, administering our bonus, incentive compensation and stock plans, approving equity grants and approving the salaries and other benefits of our executive officers. In addition, the TL&C Committee consults with our management regarding our benefit plans and compensation policies and practices as well as our leadership development initiatives. The TL&C Committee is directly responsible for the appointment and oversight of our independent compensation consultants and other advisors it retains. The TL&C Committee held five meetings in 2020.

Meeting Attendance

The Board held seven meetings during 2020. Each incumbent director attended more than 75% of the total number of meetings of the Board and each committee on which he or she served during the fiscal year ended December 31, 2020. All directors are expected to attend regular Board meetings, Board committee meetings for committees on which he or she serves and our annual meeting of stockholders. All of our directors then in office attended the 2020 Annual Meeting of Stockholders.

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Determination of Independence

Under the Nasdaq Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each member of the Board, other than Dr. Leighton, is an “independent director” as defined under Nasdaq Rule 5605(a)(2).

In making its independence determination with respect to Mr. Wagner, the Board considered that, in 2020, Akamai sold approximately $1.5 million of products and services to LogMeIn, Inc., where Mr. Wagner is an executive officer. The amount of sales and the amount of purchases in 2020 were less than 1% of LogMeIn’s annual revenues and less than 1% of Akamai’s annual revenues and the transactions were conducted in the ordinary course of business, on commercial terms and on an arms’-length basis. We expect similar commercial arrangements to recur in 2021.

In making its independence determination with respect to Ms. Ranganathan, the Board considered that, in 2020, Akamai sold approximately $0.7 million of products and services to, and purchased approximately $21,000 of products and services from, Open Text Corporation, where Ms. Ranganathan is an executive officer. The amount of sales and the amount of purchases in 2020 were less than 1% of Open Text’s annual revenues and less than 1% of Akamai’s annual revenues and the transactions were conducted in the ordinary course of business, on commercial terms and on an arms’-length basis. We expect similar commercial arrangements to recur in 2021.

Our independent directors meet separately as part of each Board meeting and at other times as appropriate. In the independent director sessions, Mr. Salerno and the other independent directors review management performance, assess the focus and content of meetings of the Board and establish the strategic issues that the Board believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Salerno then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the independent members of the Board believe management should focus.

Director Compensation

The TL&C Committee, with our independent compensation consultant, periodically reviews the compensation structure and levels paid to non-employee directors and makes recommendations for adjustments, as appropriate, to the Board. Our objective is to pay non-employee directors at or near the median of our executive compensation benchmarking peer group, to award the majority of compensation in equity, and to make meaningful adjustments every few years.

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The following table sets forth compensation paid in 2020 to individuals who served on the Board for any portion of that year for their service as directors, other than Dr. Leighton, whose compensation is reflected in “Executive Compensation Matters” below. Ms. Bowen joined the Board in 2021.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)

Marianne Brown (3)	12,500	624,903	637,403

Monte Ford (4)	75,000	224,997	299,997

Jill Greenthal (5)	80,000	244,912	324,912

Dan Hesse (6)	80,000	234,955	314,955

Tom Killalea (7)	75,000	224,997	299,997

Jonathan Miller (8)	75,000	224,997	299,997

Madhu Ranganathan (9)	75,000	254,970	329,970

Fred Salerno (10)	105,000	299,930	404,930

Ben Verwaayen (11)	80,000	244,912	324,912

Bill Wagner (12)	75,000	224,997	299,997

(1)

Cash retainer amounts are paid in arrears for the annual service period ending on the date of the annual stockholder meeting and are reflected in the chart above. Throughout the year, all directors earn a pro rata portion of the cash retainer payable to them in the amounts described in the description of the Director Compensation Plan below.

(2)

For individuals other than Ms. Brown, consists of DSUs granted to directors on May 20, 2020. Ms. Brown was issued RSUs on May 22, 2020 following her appointment to the Board as well as DSUs. The amount reflects the grant date fair value, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718.

(3)	At December 31, 2020, Ms. Brown held 3,976 unvested RSUs and 2,237 unvested DSUs.
(4)	At December 31, 2020, Mr. Ford held 2,237 unvested DSUs.
(5)	At December 31, 2020, Ms. Greenthal held 2,435 unvested DSUs.
(6)	At December 31, 2020, Mr. Hesse held 2,336 unvested DSUs.
(7)	At December 31, 2020, Mr. Killalea held 2,237 unvested DSUs and 1,867 unvested RSUs.
(8)	At December 31, 2020, Mr. Miller held 2,237 unvested DSUs.
(9)	At December 31, 2020, Ms. Ranganathan held 2,535 unvested DSUs and 3,351 unvested RSUs.
(10)	At December 31, 2020, Mr. Salerno held 2,982 unvested DSUs.
(11)	At December 31, 2020, Mr. Verwaayen held 2,435 unvested DSUs.
(12)	At December 31, 2020, Mr. Wagner held 2,237 unvested RSUs and 1,867 unvested DSUs.

In 2020, our independent compensation consultant conducted a benchmarking review of our outside director compensation, covering both compensation levels and program design as compared to our peer group and shared its findings with TL&C Committee members. The results of the review indicated that our overall non-employee director program is generally aligned with our peers, both in terms of practices and structure as well as pay

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levels; however, we did increase compensation for certain leadership positions on the Board in recognition of increased work associated with those roles and to align with peer levels. Effective as of May 15, 2020, supplemental annual compensation for our Chair of the Board increased from $80,000 to $100,000; for our Audit Committee Chair and TL&C Committee Chair increased from $25,000 to $35,000; and for ESG Committee Chair increased from $10,000 to $15,000. The supplemental compensation for the Finance Committee Chair was set to match that of the Audit Committee Chair.

Under our non-employee director compensation plan, non-employee directors are entitled to receive annual compensation of $300,000, of which $75,000 is paid in cash and $225,000 is paid in DSUs representing the right to receive shares of Akamai common stock. This compensation is generally paid or, in the case of DSUs, granted, on the date of our annual meeting of stockholders, and the number of DSUs issued is based on the fair market value of our common stock on that date. For so long as the person remains a director, DSUs will vest in full on the first anniversary of the grant date, but a director may defer distribution of his or her shares for up to ten years. If a director has completed one year of service on the Board, vesting of 100% of the DSUs held by such director will accelerate at the time of his or her departure from the Board.

In addition, our Chair of the Board receives $100,000 of additional annual compensation, of which $25,000 is paid in cash and $75,000 is paid in DSUs. Chairs of the Audit Committee, the TL&C Committee and the Finance Committee receive $35,000 of additional compensation, of which $5,000 is paid in cash and $30,000 is paid in DSUs. The Chair of the ESG Committee receives $15,000 of additional compensation, of which $5,000 is paid in cash and $10,000 is paid in DSUs. Each non-employee director is eligible to receive RSUs with a fair value at the time of grant of $400,000 when he or she first joins the Board. Such RSUs vest over a three-year period, with one-third vesting on each of the first, second and third anniversaries of the date of grant. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board.

Stock Ownership Guidelines

We have minimum stock ownership requirements for our senior management team and Board. Pursuant to the guidelines, each member of Akamai’s senior management team is required to own a number of shares of our common stock having at least the value calculated by applying the following multiples: for the Chief Executive Officer, six times his base salary; for our other Named Executive Officers, two times his or her base salary; and for other executives, one time his or her base salary. In addition, each non-employee director is required to own a number of shares of our common stock having a value equal to five times his or her then-current base cash retainer. Non-employee directors shall have three years from the date of election or appointment to attain required ownership levels. The Chief Executive Officer and each other senior executive shall have five years from the date of their respective appointments to attain required ownership levels. Unvested options, RSUs and DSUs do not count toward satisfying the requirements; vested but undistributed DSUs held by directors do count toward satisfying the requirements.

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If a director’s base cash retainer or an executive’s base salary is increased, the minimum ownership requirement is re-calculated at the end of the year in which the increase occurred, taking into account our stock price at that time. If a non-employee director or executive does not meet the ownership guidelines as of a test date that occurs after the period of time for attainment of the ownership level, he or she will not be permitted to sell any shares of our common stock until such time as he or she has exceeded the required ownership level. A more detailed description of these guidelines, including the timeline for compliance, is set forth in our Corporate Governance Guidelines, which are posted on our website at www.ir.akamai.com/corporate-governance/highlights.

All directors are currently in compliance with the ownership guidelines. See “Stock Ownership Requirements” in Part Two of this Proxy Statement for additional information regarding our executive officers’ compliance with the ownership guidelines.

ESG Committee’s Process for Reviewing and Considering Director Candidates

The ESG Committee assists the Board in identifying and attracting individuals qualified to become members of the Board. In executing its mission to solicit qualified candidates to become directors of Akamai, the ESG Committee seeks to attract qualified potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board and our employees.

Criteria Used to Consider Nominees to the Board of Directors

In assessing whether an individual has these characteristics and whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the ESG Committee will apply the criteria attached to its charter. These criteria include:

🌑	Integrity, honesty and adherence to high ethical standards

🌑	Business and financial acumen

🌑	Knowledge of Akamai’s business and industry

🌑	Experience in business, government, or other fields relevant to our business

🌑	Diversity

🌑	Avoidance of potential conflicts of interest with various constituencies of Akamai

🌑	Commitment to dedicate the necessary time and attention to Akamai

🌑	Ability to act in the interests of all stockholders

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The Board particularly values demonstrated leadership experience and skills and reputation for high standards of honesty, ethics and integrity. Although the ESG Committee does not assign specific weights to particular criteria, we believe that it is essential that all potential Board members have integrity and honesty, adhere to high ethical standards and possess a commitment to dedicate the necessary time and attention to Akamai and an ability to act in the interests of all stockholders without any potential personal conflict of interest. The ESG Committee and the Board believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

With respect to considering whether to re-nominate our incumbent directors, the ESG Committee and the full Board apply the criteria discussed above. In addition, the ESG Committee and the full Board take into account whether a director has served for more than 10 years on the Board and may consider information available to it about directors’ professional status and performance on other boards of directors. If there is a change in a director’s professional status, under our Corporate Governance Guidelines, that director must offer to resign from the Board and in considering whether to accept the resignation, the Board considers whether the director’s new status continues to complement the Board’s skills and qualities.

Importance of Diversity

Since adoption in 2003, the Criteria for Nomination as a director appended to Akamai’s ESG Committee charter have always emphasized the importance of diversity in determining the appropriate composition of the Board. The Criteria specifically state, “The [ESG] Committee shall actively consider nominees who can contribute to the diversity of the Board in terms of gender, race, ethnicity and professional background. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.”

Process for Identifying Candidates to Serve as Directors

To identify and evaluate attractive candidates, the members of the ESG Committee actively and regularly solicit recommendations for highly-qualified director candidates, including from other members of Akamai’s Board and other professional contacts. From time to time, we have also retained professional search firms to help identify individuals that would meet our selection criteria. As potential candidates emerge, the ESG Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board; and reviews the results of personal interviews and meetings conducted by members of the Board, senior management and our outside advisors. In considering new Board members, we have a policy that requires that the initial list of individuals under consideration by the ESG Committee include individuals who represent diverse backgrounds, including diversity of gender and race or ethnicity. If a search firm is used, it is instructed to do the same.

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Stockholders may recommend individuals to the ESG Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Environmental, Social and Governance Committee, c/o Corporate Secretary, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the ESG Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

At the 2021 Annual Meeting, stockholders will be asked to consider the election of Ms. Brown, who has been nominated for re-election as a director for the first time. Ms. Brown was appointed to fill a vacancy on the Board in 2020. She was initially recommended by an external search firm. The Board determined to include Ms. Brown among its nominees.

At the 2021 Annual Meeting, stockholders will also be asked to consider the election of Ms. Bowen, who has been nominated for re-election as a director for the first time. Ms. Bowen was appointed to fill a vacancy on the Board in 2021. She was initially recommended by Mr. Salerno. The Board determined to include Ms. Bowen among its nominees.

Stockholders also have the right under Akamai’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the ESG Committee or the Board, by following the procedures set forth in our bylaws and described under “Deadline for Submission of Stockholder Proposals for the 2022 Annual Meeting” below.

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chair of the Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chair of the Board considers to be important for the Board to know.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Corporate Secretary, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142.

Compensation Committee Interlocks and Insider Participation

Messrs. Ford, Killalea, Miller, Verwaayen and Wagner were members of the TL&C Committee throughout 2020. No member of the TL&C Committee was at any time during

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2020, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the TL&C Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the TL&C Committee receives compensation, directly or indirectly, from Akamai in any capacity other than as a director.

None of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity where an executive officer of that entity also served as a director or member of our TL&C Committee at any time during 2020.

Report of the Audit Committee

The Audit Committee of the Board has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee is responsible for, among other things:

🌑	Monitoring the integrity of Akamai’s consolidated financial statements

🌑	Oversight of Akamai’s compliance with legal and regulatory requirements

🌑	Oversight of Akamai’s system of internal controls (including oversight of our internal audit function, which reports directly to the Audit Committee)

🌑	Oversight of Akamai’s management of cybersecurity risks

🌑	Appointment, oversight and evaluation of the qualifications, independence and performance of our internal and independent auditors with the authority to replace Akamai’s independent auditors

🌑	Review and oversight of the handling of ethical and compliance issues brought to the attention of management and the Board

🌑	Review of management’s enterprise risk assessments

The Audit Committee acts under a written charter that is available on our website at www.ir.akamai.com/corporate-governance/highlights. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the Nasdaq Rules.

Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. PricewaterhouseCoopers LLP, or PwC, Akamai’s independent auditors, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The members of the Audit Committee are not, however,

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professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or GAAP or as to auditor independence.

Our Vice President of Internal Audit reports directly to the Audit Committee. The Internal Audit function annually conducts a series of audits to test Akamai’s internal financial and IT controls. This annual internal audit plan is reviewed and approved by the Audit Committee. Individual audit reports are reviewed at each Audit Committee meeting and any deficiencies are reviewed with management.

We reviewed Akamai’s audited consolidated financial statements that were included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PwC. PwC has represented to the Audit Committee that, in its opinion, Akamai’s Financial Statements were prepared in accordance with GAAP. We discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.

We also discussed with PwC its independence from Akamai and considered whether PwC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial Statements, is compatible with maintaining PwC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the Commission.

We, the undersigned members of the Audit Committee as of March 31, 2021, have also appointed PwC to act as Akamai’s independent auditors for 2021.

Audit Committee

Madhu Ranganathan—Chair	Marianne Brown	Jill Greenthal
Dan Hesse	Tom Killalea	Fred Salerno

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Certain Relationships and Related Party Transactions; Code of Ethics; Interest in Annual Meeting Matters

Akamai did not enter into any transactions of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. Under our written Code of Ethics, each of our employees and members of the Board is prohibited from entering into any business, financial, or other relationship with our existing or potential customers, competitors, or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Our Code of Ethics also prohibits situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role or interest if such a transaction could give rise to a conflict of interest. Our executive officers and directors are obligated under the Code of Ethics to disclose to our Legal Department any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Under the procedures reflected in our Code of Ethics and Audit Committee Charter, proposed related party transactions are subject to review to determine if they are in our best interests and, if such transaction is entered into, the conditions under which it may proceed. Proposed transactions involving executive officers, other than the General Counsel, are reviewed and subject to approval by the General Counsel after notifying the Audit Committee and the Chair of the Board. Proposed transactions involving the General Counsel or a director are reviewed and subject to approval by disinterested members of the Audit Committee after notifying the Chair of the Board.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2020 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting. Each executive officer serves at the discretion of the Board and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

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Part Two – Executive Compensation Matters

Compensation Discussion and Analysis (CD&A)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure. This discussion is focused on the following persons who served as Akamai executive officers in 2020. We refer to them as our Named Executive Officers, or our NEOs.

Name	Title (1)	Date Appointed to Current Role	Year of Hire

Tom Leighton	Chief Executive Officer	January 2013	1998

Robert Blumofe	Chief Technology Officer	March 2021	1999

Adam Karon	COO and GM Edge Technology Group	March 2021	2005

Rick McConnell	President and GM Security Technology Group	March 2021	2011

Edward McGowan	EVP and Chief Financial Officer	March 2019	2000

(1)

Prior to March 1, 2021 and throughout 2020, Mr. Karon was Executive Vice President and General Manager of the Media & Carrier Division; Mr. McConnell was President and General Manager of the Web Division; and Mr. Blumofe was Executive Vice President – Platform and General Manager of the Enterprise Division.

Executive Summary

In this Executive Summary, we describe our guiding principles on executive compensation, how those principles have aligned with our executive pay outcomes, and how we establish our compensation levels and performance targets. We also discuss key compensation policies and practices. In February 2021, the Board approved a change in the name of its Compensation Committee to the Talent, Leadership and Compensation Committee, or the TL&C Committee, to better reflect the scope of its oversight responsibilities.

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Our Compensation Philosophy

Aligning Executive Compensation with our Performance

Akamai seeks to align executive compensation with performance by:

🌑	Tying annual bonuses to performance against specific financial measures that require achievement of rigorous financial targets for payment

🌑	Utilizing performance-based vesting restricted stock units, or PRSUs, that require achievement of rigorous financial targets in order to vest

🌑	Granting restricted stock units that require us to meet relative total shareholder return, or TSR, targets in order to vest

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We believe that a significant portion of executive pay should be variable and at risk. Specifically, the amount earned by an executive officer should primarily be tied to our financial performance and the performance of our stock price. The charts below show the percentage of “at risk” 2020 compensation for our CEO and other NEOs at target. We consider compensation to be “at risk” if vesting is subject to achievement of performance targets and/or the value received is dependent on our stock price.

Overview of Compensation Components

We structure the compensation opportunities for our NEOs using three principal components: base salary, annual bonuses and long-term equity incentives. Within our long-term equity incentive program, we grant three types of awards: time-vesting RSUs, PRSUs and relative TSR-Based RSUs. In making decisions about how to balance different compensation components, we first adhere to our overarching compensation principles outlined above. In addition, we consider the practices of our peer group, our business model, and individual factors, such as the ability of a given executive to contribute to our results.

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In the graphic below, we provide an overview of each material component of our 2020 executive compensation program and describe how each component is tied to our compensation objectives.

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Compensation Policies and Practices Highlights

Every year, the TL&C Committee assesses the effectiveness of the performance of our compensation plans and practices. We evaluate the financial metrics we use and how our programs compare with those used by our peer group companies. We also evaluate whether our compensation continues to align with performance and if our programs appear to have led to any unintended consequences. In recent years, we have continuously taken steps to strengthen and improve our executive compensation policies and practices. Highlights of our current policies and practices include:

What we do and don’t do
We align executive compensation with the interests of our stockholders by designing our executive compensation to avoid excessive risk and foster sustainable growth	✓	Focus on Performance-Based Pay
	✓	Include a Relative Market-Based Performance Metric (TSR) in Executive Compensation
	✓	Pay NEOs Annual Bonuses in Akamai Common Stock
	✓	Utilize Double-Trigger Change in Control Provisions for All Equity Awards
	✓	Utilize Objective Performance Metrics
	✓	Review Tally Sheets when Making Executive Compensation Decisions
	✓	Provide Few, if any, Perquisites
	✓	Enforce Stock Ownership Guidelines for Officers and Directors
	✓	Cap Bonus and Performance-Based Equity Awards through Maximum Payouts
	✓	Mitigate Undue Risk in Compensation Programs

We adhere to executive compensation best practices	✓	Prohibit Hedging Transactions and Short Sales
	✓	Prohibit Pledging of Company Stock
	✓	Maintain a Clawback Policy
	✓	Mitigate Potential Dilutive Effect of Equity Awards Through Robust Share Repurchase Program
	✓	Utilize an Independent Compensation Consulting Firm that Provides No Other Services to Akamai
	✓	Provide Reasonable Post-Employment/Change in Control Provisions
	✓	No Employment Contracts (unless required by law)
	✓	No Repricing Underwater Stock Options
	✓	No Excise Tax Gross-Ups Upon Change in Control

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CEO Compensation

Dr. Leighton became our CEO in January 2013, having previously served as our Chief Scientist since co-founding Akamai. In establishing his salary as CEO, the TL&C Committee considered Dr. Leighton’s past compensation history, his significant equity holdings, peer group practices and the desire to include performance-based compensation as the majority of his pay package. This approach conforms to our philosophy of aligning his compensation with the interests of our long-term investors. In 2013, when Dr. Leighton became CEO, his salary was established at $1. In 2018, in order to align Dr. Leighton with his leadership team, the TL&C Committee established an annual target bonus opportunity for him of $1 million, with the remainder of his annual compensation to be market competitive and consisting of equity-based components. The TL&C Committee increased the target bonus in 2019 to $1.25 million based on his job performance and the company’s performance and to better align Dr. Leighton’s compensation mix to be more consistent with market practices. Dr. Leighton had the same target bonus in 2020. As in the prior year, the TL&C Committee and Dr. Leighton agreed that his earned 2020 annual bonus would be paid to him in shares of our common stock in lieu of cash to reinforce and further the alignment of his compensation with stockholder interests. Ultimately, therefore, nearly 100% of Dr. Leighton’s compensation is at risk.

2020 Executive Compensation Program and Results

In this section, we describe in detail our 2020 NEO compensation program including the impact of our 2020 financial performance on overall achievement. The TL&C Committee set 2020 total direct compensation for Messrs. Leighton, Blumofe, Karon, McConnell and McGowan at approximately the 50th percentile of the benchmarking peer group (as described more fully below). See “Setting Compensation Levels for our NEOs” for a discussion of factors we use to establish the overall compensation levels for these executives.

Base Salary

Base salary is used to provide NEOs with a fixed amount of annual cash compensation. The TL&C Committee views base salary as a way to attract and retain talent by providing a reliable source of income while also motivating strong business performance without encouraging excessive risk-taking. Base salaries represent a relatively small percentage of our overall compensation in order to ensure that our programs provide significant alignment with our stockholders’ interests. In 2020, we were focused on meeting our published 30% non-GAAP operating margin target. To help demonstrate management’s commitment to meeting such goal, it was agreed to hold base salaries for our NEOs, other than Mr. McGowan, constant. Entering his second year as our Chief Financial Officer, Mr. McGowan received a 5.6% increase, effective in July 2020, to bring his salary to a level more consistent with those in our benchmarking peer group.

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Year-End 2020 Base Salaries for NEOs

Name	2020 Salary Level	Percentage Increase from 2019

Dr. Leighton	$1	0%

Mr. McGowan	$475,000	5.6%

Dr. Blumofe	$505,000	0%

Mr. Karon	$475,000	0%

Mr. McConnell	$580,000	0%

Annual Bonuses

Annual bonuses are performance-based awards that are intended to drive the achievement of key business results while rewarding NEOs based upon their contributions to Akamai’s success. Each year, the TL&C Committee sets a target annual bonus award opportunity for each NEO, or Target Annual Bonus Opportunity, expressed as a percentage of base salary, based upon each NEO’s role and responsibilities, internal equity considerations and peer group data. In addition, the TL&C Committee believes that the Target Annual Bonus Opportunity should make up a more significant portion of an NEO’s target total compensation as the individual’s level of responsibility increases.

Under the 2020 compensation plan, each NEO had the opportunity to earn between 0% and 200% of his Target Annual Bonus Opportunity based on performance against objective financial targets. The TL&C Committee believes that these goals and objectives encourage a balanced focus on revenue growth and profitability.

As with Dr. Leighton, the TL&C Committee and each of our other NEOs agreed that earned 2020 annual bonuses would be paid in shares of our common stock in lieu of cash to further align compensation with stockholder interests.

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The table below reflects the structure, goals and outcomes of the 2020 annual incentive program. For performance at intermediate achievement levels not specified in the chart, the amount paid is calculated based on where actual performance falls proportionately between the two identified tiers. The overall payout percentage against the Target Annual Bonus Opportunity was 135.9% due to above-target performance on revenue and profitability.

Metric	% Weighting	Why We Use This Metric	2020 Threshold (0% payout)	2020 Target (100% payout)	2020 Maximum (200% payout)	2020 Actual	Payout % Against Target
Revenue (adjusted for foreign currency)*	50%	Revenue is a fundamental measure of our success at selling our solutions, innovating and competing in the marketplace.	$2,797 million	$3,108 million	$3,418 million	$3,182 million	124.0%
Non-GAAP Operating Income*	50%	Non-GAAP operating income is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash as well as the impact of income taxes; we use it as a component of the bonus targets to align our NEOs’ interests with those of our investors.	$844 million	$937 million	$1,031 million	$982 million	147.9%
Overall Payout as a % Against Target							135.9%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

The table below shows each NEO’s target bonus percentage of base salary, target bonus payout for 2020 and actual bonus earned for 2020. The target bonus payout is calculated by multiplying the NEO’s base salary earnings by his or her target bonus percentage. The actual bonus earned in calculated by multiplying the NEO’s target bonus payout by our overall payout percentage, which was 135.9% for 2020 as described above.

Name	2020 Target Bonus Percentage	2020 Target Payout	2020 Actual Bonus Earned

Dr. Leighton	*Not applicable	$1,250,000	$1,699,106

Mr. McGowan	85%	$392,962	$534,147

Dr. Blumofe	80%	$404,000	$549,151

Mr. Karon	80%	$380,000	$516,528

Mr. McConnell	100%	$580,000	$788,385

*	In accordance with the terms of his annual incentive plan, Dr. Leighton’s 2020 annual bonus is not based on a percentage of his base salary of $1.

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Long-Term Equity Incentives

We believe that long-term equity-based compensation grants motivate and reward strong corporate performance and drive long-term value creation for stockholders. In addition, these awards assist in attracting and retaining our NEOs. The chart below explains why we granted each award type to our NEOs in 2020.

Type of RSU	Why We use This Type of RSU	Vesting Schedule	Weighting
Time-Vesting RSUs	Vesting based on continued employment, help retain our NEOs and incentivize them to enhance stockholder value.	1/3 annually over 3 years	40%
PRSUs	Vesting based on performance against specific financial metrics, align our NEOs’ compensation our corporate performance.	3-year cliff	40%
Relative TSR-Based RSUs	Vesting based on our stock price performance, align our NEOs’ compensation with how our stock price has performed relative to the S&P 500 Technology Index Group, which we refer to as the Index Group, enhancing the alignment of management and investor interests.	3-year cliff	20%

The TL&C Committee sets each NEO’s target equity award value based on market data, future expected contributions and performance, job responsibilities and duties. The 2020 grant-date target long-term equity incentive values for our NEOs were:

Name	Grant Date Value of PRSUs	Grant Date Value of Time-Vesting RSUs	Grant Date Value of Relative TSR-Based RSUs	Total

Dr. Leighton	$3,500,000	$3,500,000	$1,750,000	$8,750,000

Mr. McGowan	$1,000,000	$1,000,000	$500,000	$2,500,000

Dr. Blumofe	$1,120,000	$1,120,000	$560,000	$2,800,000

Mr. Karon	$1,200,000	$1,200,000	$600,000	$3,000,000

Mr. McConnell	$1,640,000	$1,640,000	$820,000	$4,100,000

PRSUs. Each NEO has the opportunity to earn between 0% and 200% of his target PRSUs based on achievement against annual revenue and non-GAAP earnings per share

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performance targets for each of 2020, 2021 and 2022. Achievement below the threshold level below would mean that no PRSUs vest with respect to that performance period; achievement at or above the maximum level would mean that 200% of the target number of PRSUs eligible for vesting would vest. One-third of an NEO’s 2020 PRSUs may be earned over each one-year period. At the beginning of each year, the TL&C Committee sets the performance targets for the year. After the conclusion of the year, the TL&C Committee certifies achieved performance for that year. Vesting of PRSUs does not, however, occur until the date of the TL&C Committee’s certification of results for 2022.

In structuring our PRSUs, the TL&C Committee considered the difficulties in establishing long-term performance goals in our industry, where traffic and other trends are outside of our control and highly unpredictable. The TL&C Committee also carefully considered the implications of using one-year performance periods, as opposed to a single three-year period, and determined that the current approach was appropriate and supported by our peer group practice. See “Setting Financial Performance Targets” below for further discussion of how we set these metrics.

We use revenue as a target metric for our PRSUs, as well as our annual bonus plan, because it is a fundamental metric used by investors to assess our performance. Revenue growth is also key to both our short- and long-term strategic plans.

Because the PRSUs are dependent upon annual financial goals, the values reported in the Summary Compensation Table below are different than the target values set forth in the tables above. Financial Accounting Standards Board ASC Topic 718 requires that the value of the PRSUs reported in the Summary Compensation Table include only that portion of the value of the PRSUs for which annual financial performance metrics were established during fiscal 2020 based on probable achievement of such metrics. As a result, for the 2020 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual financial metrics for fiscal 2021 or fiscal 2022. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2021 and fiscal 2022, respectively, when the financial metrics are established.

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The chart below shows the applicable 2020 performance metrics and our achievement against them. For performance at intermediate achievement levels not specified in the chart, the amount paid is calculated based on where actual performance falls proportionately between the two identified tiers.

2020 PRSU Targets and Results

Metric	% Weighting	Why We Use This Metric	2020 Threshold (0% payout)	2020 Target (100% payout)	2020 Maximum (200% payout)	2020 Actual	Achievement % Against Target	% of PRSUs Earned Against Target
Revenue (adjusted for foreign currency)*	50%	Revenue is a fundamental measure of our performance against our long-term growth strategy.	$2,797 million	$3,108 million	$3,418 million	$3,182 million	102.4%	124.0%
Non-GAAP Earnings per Share*	50%	Non-GAAP earnings per share is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash as well as the impact of income taxes; we use it as a performance target to align our NEOs’ interests with those of our investors.	$4.46/per share	$4.95/per share	$5.45 per share	$5.16/per share	104.2%	142%
Overall Payout as a % Against Target								133.0%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

The metrics described above also apply to the 2020 performance period used to calculate the number of PRSUs earned under grants made to NEOs in 2018 and 2019.

Relative TSR-Based RSUs. Each NEO has the opportunity to earn between 0% and 200% of his target relative TSR-Based RSU award based on the three-year performance of our stock price relative to that of companies in the Index Group. The number of relative TSR-Based RSUs earned and vested is based upon the percentile ranking of our TSR within the Index Group at the conclusion of the three-year performance period ending on December 31, 2022. TSR is calculated on a per share basis as the quotient of (i) (Ending Price plus Dividends per Share Paid minus Beginning Price), divided by (ii) the Beginning Price, where Ending Price means the average closing stock price of one share of common stock over the 90 trading days immediately preceding January 1, 2023; Dividends per Share Paid means cumulative dividends per share of common stock paid between January 1, 2020 through December 31, 2022; and Beginning Price means the average closing stock price of one share of common stock over the 90 trading days immediately preceding January 1, 2020. TSR-Based RSUs, to the extent earned, will vest following the TL&C Committee’s certification of our financial results for 2022.

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For every percentile by which our ranking within the Index Group exceeds the 50th percentile, the number of relative TSR-Based RSUs eligible to vest will increase by 3.33% of the target, up to a maximum of 200% of the target if our TSR ranking is above the 80th percentile. For every percentile by which our ranking within the Index Group is below the 50th percentile, the number of relative TSR-Based RSUs eligible to vest will decrease by 3%, with no payout if our TSR ranking is below the 25th percentile. This is illustrated below.

Akamai’s TSR Performance Stated as a Comparative Percentile Ranking Within the Index Group	Percentage Payout Against Target Number of Shares

Lower than 25th	0%

25th	25%

50th	100%

80th	200%

Higher than 80th	200%

Our three-year TSR for the period 2018-2020 is reflected in the chart below.

Metric	Why We Use This Metric	Target	2018-20 TSR	2018-20 Percentile Ranking	% of Target RSUs Earned

2018-2020 TSR Performance	Alignment of share performance with executive compensation.	50th percentile as compared to return for the Index Group	101.6%	74th Percentile	180.6%

A Look Ahead to 2021

In 2021, the TL&C Committee introduced a change to our annual bonus plan for NEOs and other Akamai executives. While maintaining the core revenue and profitability financial metrics, the 2021 bonus plan incorporates a payout modifier based on our achievement against designated environmental, social and governance objectives established by the TL&C Committee. These goals are centered on employee diversity, inclusion and engagement as well as environmental sustainability metrics. If management exceeds the goals, the bonus earned based on the financial metrics will be increased by up to 10%; if management fails to meet the goals, the bonus earned on the financial metrics above will be decreased by up to 10%. The TL&C Committee adopted this change to help drive accountability within the management team for advancing Akamai’s corporate social responsibility goals.

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Setting Compensation Levels for our NEOs

Each year we establish the base salary, target bonus and equity levels for each NEO based on a review and assessment of the following factors:

🌑	Each individual’s overall performance

🌑	Company performance

🌑	Success in executing against corporate and functional goals

🌑	Importance and scope of role

🌑	Future potential contributions

🌑	Prior background, training and experience

🌑	Internal pay equity considerations

🌑	Retention concerns

🌑	Practices of companies in our compensation benchmarking and design peer groups

Our philosophy is generally to set each NEO’s target total compensation (i.e., the sum of base salary, target annual incentive bonus and target value of long-term incentives) at the 50th percentile of our benchmarking peer group; however, the TL&C Committee may ultimately set an NEO’s total direct compensation at a level above or below the 50th percentile based on non-market data factors such as those described above.

The TL&C Committee does not assign relative weights or rankings to such factors. Rather, the TL&C Committee relies upon the CEO’s recommendations (for NEOs other than the CEO) and the directors’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

If our results do not meet our expectations, our NEOs will receive compensation that is below target opportunity levels and may be below market in comparison. Similarly, when superior results are achieved, our NEOs may receive compensation that is above their respective target opportunity level.

Setting Financial Performance Targets

Revenue and profitability performance targets are used both in our annual bonus plan and our equity incentive plan. We engage in a rigorous and deliberate process in setting those targets, which are set early in the year and are directly linked to our annual operating plan. The performance targets for 2020 were also consistent with the financial guidance we gave to investors on our public earnings call in February 2020. As a result, we believe that the performance targets reflect our goals and expectations for the business, are common

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performance indicators in our industry, and are meaningful to our stockholders. The performance goals are rigorous but achievable without encouraging inappropriate risk-taking.

Key factors underlying revenue goals include:

🌑	Trends in sales of our solutions in prior quarters

🌑	Our understanding of how markets for our offerings may be evolving

🌑	Information we learn about customer plans

🌑	Expectations associated with new product introductions

🌑	Assessments about how macro-economic conditions could change

🌑	Changes we have witnessed in the competitive landscape

Profitability goals are set based primarily on:

🌑	Our revenue expectations

🌑	Plans for capital expenditures and hiring

🌑	Expected growth in operating expenses as well as efforts to curtail spending growth

Our performance targets are also adjusted during the year to give effect to acquisitions that occur and to eliminate the impact of foreign currency exchange rate fluctuations.

We carefully set our minimum and maximum target opportunities. Because we primarily derive income from sales of services to customers executing contracts with terms of one year or longer, we have a relatively consistent base level of revenue growth from year to year. The TL&C Committee takes this into account in setting annual performance targets and associated payout levels. A 5%-10% or greater improvement over target revenue or operating income targets represents excellent performance and is reflected in cash bonus payments; a 5%-10% or greater shortfall against such targets leads to much lower payouts. For example, bonuses are not payable under our annual incentive plan unless revenue achievement is at least 90% of target.

The TL&C Committee has considered using different metrics for the annual incentive and equity incentive programs but has concluded that using both revenue and profitability targets is appropriate because they are fundamental metrics used by investors to assess our performance. In particular, these performance targets represent key metrics by which we are evaluated by investors. We believe they also provide an appropriate and effective balance of performance incentives to focus and motivate executive officers to maximize value for our stockholders without excessive risk-taking. For example, we have continued to focus on revenue growth without sacrificing profit margins.

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Once the TL&C Committee has approved performance targets, we set a range of payouts that can be earned by the NEOs based on achieved results against those targets. For annual bonus, PRSUs and relative TSR-Based RSU awards, the payout ranges from 0%-200% based on performance against targets.

The TL&C Committee approves the performance targets and applicable ranges only after the full Board has met to review, discuss and approve the short- and long-term financial plans for the company.

We did not adjust any financial metric targets in 2020 to account for the COVID-19 pandemic.

How We Select and Use Peer Groups

The TL&C Committee works closely with Meridian Compensation Partners, LLC, or Meridian, our independent compensation consultant, to establish the peer groups we use in reviewing and setting executive compensation. We adhere to the following key principles to establish our peer groups:

🌑	Consistency. Peer group composition should remain relatively stable year over year.

🌑	Competitors. Peer group companies should reflect Akamai’s competitors for executive talent, business and capital.

🌑	Similarity in Size. Peer group companies that are used for benchmarking compensation levels should be similar to Akamai in size; we generally consider revenue and market capitalization.

🌑	Statistical Validity. Peer group should include enough data points to develop statistically valid data. We expect to include approximately 20 companies in our peer group.

There are also a number of companies with which we compete for executive talent that are significantly larger than Akamai and inappropriate for benchmarking NEO compensation levels but are still informative from a design perspective. To address this, the TL&C Committee approved and adopted a second peer group of these larger companies for compensation design considerations.

Benchmarking Peer Group

The benchmarking peer group is comprised of companies that are similar in size to Akamai and operate in related industries. The TL&C Committee reviewed compensation data for executive officers with comparable positions at these companies to gauge the reasonableness and competitiveness of each of our NEO’s total compensation as well as to

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inform the design of our programs. Our benchmarking peer group for setting 2020 executive compensation consisted of the following companies:

Adobe Systems	Arista Networks	Autodesk
Ciena	Citrix Systems	Equinix
F5 Networks	Fortinet	IAC/Interactive Group
Juniper Networks	Nuance Communications	Palo Alto Networks
PTC	Red Hat	Sabre
Twitter	VeriSign	VMWare

Akamai’s revenue for 2020 was $3.1 billion, and our market capitalization at the end of that year was $17.0 billion. The median 2020 revenue for our benchmarking peer group was approximately $3.3 billion, and the median market capitalization for the group at the end of that year was $22.0 billion.

Design Reference Peer Group

In addition to the benchmarking peer group, the TL&C Committee approved a design reference peer group to provide further information on competitive market design practices. The companies in the design reference peer group consistently provide the greatest challenges for Akamai in competing for talent; however, given that they are considerably larger than us, we do not include them in our benchmarking peer group. The TL&C Committee used data derived from the design reference peer group to inform our incentive plan design, pay mix, long-term incentive vehicles and other practices. The TL&C Committee believes that this information helps us to successfully attract and retain experienced and talented individuals who are critical to our long-term success. We also structure and balance the different elements of compensation to reflect trends across our design reference peer group.

Our 2020 design reference peer group consisted of the following companies:

Alphabet	Amazon.com	Apple	Cisco Systems
eBay	Facebook	Microsoft	Netflix
Oracle	Salesforce.com

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Our Executive Compensation Process

The TL&C Committee constructs our executive compensation program with input from Meridian and our Chief Executive Officer. We establish the annual compensation packages for our executive officers at the beginning of each year after an extensive process of analysis of competitive trends, assessment of prior compensation programs, consideration of the peer group practices, performance evaluations and investor input. The following is an overview of the planning and assessment process for our 2020 executive compensation:

Role of the TL&C Committee

The TL&C Committee sets the compensation for each of our NEOs and other senior executive officers. It establishes the financial metrics for performance-based awards based on Akamai’s operating plans and long-term strategy approved by the Board and then assesses performance against those targets in later years. For NEOs other than our CEO, the TL&C Committee reviews Dr. Leighton’s evaluation of his direct reports’ performance and establishes compensation levels and opportunities. The full Board makes the determination of our CEO’s performance when setting his compensation levels and opportunities.

The TL&C Committee makes judgments about the role of each executive officer in the pursuit and achievement of our corporate and strategic objectives. Typically, these

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judgments involve qualitative, rather than quantitative, evaluations of each individual’s past performance and expectations about future contributions. We believe that it is important to reward excellence, leadership and outstanding long-term company performance through compensation arrangements designed to retain and motivate executive officers while aligning their incentives with continued high levels of performance.

The TL&C Committee approves and grants all equity incentive awards to our NEOs. In general, annual executive compensation determinations are made at the scheduled TL&C Committee meeting in January or February of each year. For 2020, we made such grants at the same time as annual equity grants were made to our non-executive employees in early March. Equity incentive awards to newly-hired executive officers are generally approved at the first regularly-scheduled TL&C Committee meeting following the individual’s date of hire. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the TL&C Committee may approve equity awards to our executive officers at other times during the year. The TL&C Committee sets a dollar value for each executive RSU award that is granted as part of our compensation program; the number of RSUs granted is determined based on the closing sale price of our stock on the grant date.

The TL&C Committee retains, but we do not currently expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of annual bonuses.

Role of our Chief Executive Officer

Annually, the Chief Executive Officer evaluates the performance of the other NEOs and sets expectations for their roles in the upcoming year. He makes a recommendation to the TL&C Committee as to salary, bonus and equity incentive compensation for the coming year for these NEOs. With respect to his own compensation, the CEO conducts a self-assessment of prior year performance. The Board (without the participation of the CEO) then discusses and evaluates the Chief Executive Officer’s performance. The TL&C Committee is the ultimate decision-maker with respect to the compensation of our Chief Executive Officer and other NEOs.

Role of Independent Compensation Consultants

Our TL&C Committee considered advice provided by Meridian in establishing our 2020 executive compensation program. Meridian is retained by and reports directly to the Chair of the TL&C Committee. Meridian provides the following services to the TL&C Committee: (i) recommending a peer group of companies, (ii) assisting the TL&C Committee in understanding compensation levels of executive officers in the benchmarking peer group, (iii) assisting the TL&C Committee in understanding compensation design practices of companies in the design reference group, (iv) reviewing the value of equity compensation previously granted to executive officers, and (v) developing a long-term executive compensation strategy and related services. Meridian has not provided us with any services beyond providing advice on the amount or form of executive and director compensation. The TL&C Committee determined that Meridian was independent of management.

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How We Considered the 2020 “Say-on-Pay” Advisory Vote on Executive Compensation

The TL&C Committee has consistently strived to balance the need to offer competitive executive compensation with what it believes is in the long-term best interests of Akamai and our stockholders. The TL&C Committee takes seriously stockholder input. We consider that input, best practices and the competitive environment to develop compensation programs that are designed to support our short- and long-term success without encouraging excessive risk-taking.

At our 2020 Annual Meeting of Stockholders, we held an advisory vote on our 2019 executive compensation program, and 92% of the votes cast were in support of the program.

Taking into account feedback we have received from investors, we have made the following changes to our executive compensation programs in recent years:

🌑     Introduced a one-year minimum vesting requirement

🌑     Introduced a relative TSR metric

🌑     Increased the emphasis on PRSUs and relative TSR-Based RSUs to 60% of the target value of executive equity awards

🌑     Eliminated the subjective component of our annual incentive plan

🌑     Adopted a compensation recovery, or clawback, policy

🌑     Moved away from the issuance of stock options to our executive officers and directors

🌑     Amended our Change in Control Agreements for NEOs to eliminate single-trigger vesting for RSUs unless such awards are not assumed by the acquiring entity

How We Evaluate and Address Risk in Our Compensation Policies and Practices

Annual Risk Assessment

Annually, the TL&C Committee asks management and Meridian to review the potential risks associated with the structure and design of various Akamai compensation plans. The analysis includes assessing executive and non-executive compensation programs, with particular emphasis on incentive compensation plans, including sales compensation, against key risks that our company faces. Our review takes into account changes in compensation programs, as well as new risks we identify. In addition, our compensation plans and programs operate within strong governance and review structures that serve and support

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risk mitigation. In particular, we believe the following factors mitigate any components of our compensation programs that may encourage excessive risk-taking:

🌑	Our pay mix has a significant weighting towards long-term incentive compensation in order to discourage short-term risk-taking

🌑	Our performance goals are appropriately set to avoid significant changes in payout for minimal changes in performance

🌑	Our annual incentive awards, relative TSR-Based RSUs and PRSU payouts for NEOs are capped

🌑	Our stock ownership requirements align the interests of management with those of our stockholders

🌑	Our executives, other than our CEO who has a salary of $1, are provided a mix of fixed and variable compensation

🌑	Our incentive plans are balanced with different types of performance metrics

In reviewing our compensation policies and practices for all employees, the TL&C Committee determined that they do not create risks that are reasonably likely to have a material adverse effect on Akamai.

Compensation Recovery Policy

In 2014, the TL&C Committee adopted a Compensation Recovery Policy that is applicable to our NEOs and other members of senior management. The policy provides that the TL&C Committee may require a covered person who engages in detrimental conduct (e.g., committing a felony, gross negligence or willful misconduct with respect to our financial statements) to reimburse us for all, or a portion of, any bonus, incentive payment, equity-based award or other compensation received by him or her during the 12 months preceding such detrimental conduct and remit to us any profits realized by him or her from the sale of Akamai securities during such 12-month period. In addition, if we need to restate our reported financial results to correct a material accounting error due to material noncompliance with a financial reporting requirement under U.S. securities laws, the TL&C Committee may seek to recover or cancel the excess portion of incentive compensation paid (including through vesting of equity awards) to such individual during the 36-month period preceding the filing of the restatement that is deemed by us to be unearned.

Stock Ownership Requirements

Our executive officers are subject to minimum stock ownership requirements. Our Chief Executive Officer must hold shares of our common stock with a value at least equal to six times his annual base salary. Other NEOs must hold shares of our common stock with a value at least equal to two times their annual base salary. An individual’s stock ownership includes all shares of our common stock owned by the individual outright or held in trust for the senior executive and/or his or her immediate family and any shares of Akamai common stock in employee plans. It does not include the executive officer’s unvested or unexercised equity.

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If an executive fails to meet the ownership guidelines under the review procedures set forth in the guidelines as of the end of a five-year qualification period, he or she will not be permitted to sell shares of Akamai stock until such time as he or she has exceeded the required minimum ownership level. As of March 15, 2021, all of our NEOs had satisfied the minimum ownership requirement.

Anti-Hedging Policy

We have an insider trading policy that is applicable to all of our employees, consultants and members of the Board. The policy prohibits those individuals and certain related persons from engaging in any speculative transactions involving our stock including the following activities: use of Akamai’s securities to secure a margin loan; short sales of our securities; buying or selling puts or calls on Akamai’s securities; transactions in publicly-traded options relating to our securities (i.e., options that are not granted by Akamai); and other transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. In addition, Akamai’s executive officers and members of the Board may not pledge Akamai securities as collateral for a loan.

Severance Arrangements

We believe that having in place reasonable and competitive executive severance plans is essential to attracting and retaining highly-qualified executive officers. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executive officers under certain circumstances to facilitate an executive officer’s transition to new employment. We seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring the executive officer to sign a separation and release agreement acceptable to Akamai as a condition to receiving severance benefits.

We do not consider specific amounts payable under the severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment and severance agreements, the TL&C Committee has drawn a distinction between voluntary terminations or terminations for cause, and terminations without cause or as a result of a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events often reflect either inadequate performance or an affirmative decision by the executive officer to end his or her relationship with Akamai.

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We have change in control agreements in place with each of our NEOs (except in the case of Dr. Leighton, who is party to an employment offer letter agreement). We believe that these agreements are designed to align the interests of management and stockholders when considering the long-term best future for Akamai. The primary purpose of these arrangements is to keep executive officers focused on pursuing corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition benefits should serve the interests of both the executive officer and our investors.

Our Executive Severance Pay Plan, Change in Control Agreements and equity award programs have the following features:

🌑

No single-trigger vesting of equity awards upon a change in control of Akamai unless such awards are not assumed by the acquiring entity. If they are assumed, such awards convert to time-based vesting awards based on an assumed target-level of performance.

🌑	No excise tax gross ups from existing agreements

🌑

No perpetual terms of executive Change in Control Agreements, thus providing flexibility to the TL&C Committee to revisit the benefits and other terms of these arrangements in response to future events

See “Post-Employment Compensation and Other Employment Agreements” below for a more detailed discussion of our severance and change-in-control agreements referenced above, including the specific benefits payable to our NEOs, if any, upon termination of employment.

Compliance with Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one taxable year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax reform legislation signed into law on December 22, 2017, which we refer to as the Tax Act, eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executive officers described above (other than certain grandfathered compensation) will not be deductible by us.

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Financial Metrics Definitions

Below are definitions of the financial metrics we used in our 2020 performance-based compensation programs:

“Revenue (adjusted for foreign currency)” means revenue calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign currency exchange rates.

“Non-GAAP Operating Income” means our annual GAAP operating income excluding amortization of intangible assets, stock-based compensation, restructuring charges and benefits, acquisition-related costs and similar items excluded by us in determining non-GAAP income from operations in issuing our public earnings announcements; adjusted for the impact of fluctuations in foreign currency exchange rates.

“Non-GAAP Earnings per Share” means our non-GAAP net income for the applicable fiscal year (adjusted for constant currency) divided by our diluted weighted average shares outstanding. Non-GAAP net income per share is GAAP net income adjusted for the following tax-affected items: amortization of acquired intangible assets; stock-based compensation; amortization of capitalized stock-based compensation; other operating expenses (comprised of acquisition-related costs, restructuring charges, benefit from adoption of software development activities, gains and other activity related to divestiture of a business, gains and losses on legal settlements and costs incurred with respect to Akamai’s internal investigation relating to sales practices in a country outside the U.S.; loss on early extinguishment of debt; amortization of debt discount and issuance costs; amortization of capitalized interest expense; certain gains and losses on investments; and other non-recurring or unusual items that may arise from time to time).

“Non-GAAP Operating Margin” means non-GAAP income from operations stated as a percentage of revenue. Non-GAAP income from operations means GAAP income from operations adjusted for the following items: amortization of acquired intangible assets; stock-based compensation; amortization of capitalized stock-based compensation; amortization of capitalized interest expense; acquisition-related costs; restructuring charges; gains and losses on legal settlements; transformation costs; and other non-recurring or unusual items that may arise from time to time. We have discussed forward-looking projections with respect to Non-GAAP Operating Margin targets. This information is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude from non-GAAP measures. For example, stock-based compensation is unpredictable for Akamai’s performance-based awards, which can fluctuate significantly based on current expectations of future achievement of performance-based targets. Amortization of intangible assets, acquisition-related costs and restructuring costs are all impacted by the timing and size of potential future actions, which are difficult to predict. In addition, from time to time, Akamai excludes certain items that occur infrequently, which are also inherently difficult to predict and estimate. It is also difficult to predict the tax effect of the items we exclude and to

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estimate certain discrete tax items, like the resolution of tax audits or changes to tax laws. As such, the costs that are being excluded from non-GAAP guidance are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our guidance and future GAAP results.

*    *    *

Talent, Leadership and Compensation Committee Report

The TL&C Committee of the Board of Directors:

(1) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K under the Exchange Act with management; and

(2) based on the review and discussion referred to in paragraph (1) above, the members of the TL&C Committee have recommended to the Board the inclusion of this Compensation Discussion and Analysis in this Proxy Statement for the 2021 Annual Meeting.

The TL&C Committee as of March 31, 2021.

Ben Verwaayen - Chair

Monte Ford

Tom Killalea

Jonathan Miller

Bill Wagner

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Summary Compensation Table

The following table sets forth information with respect to compensation paid to our NEOs during the years ended December 31, 2020, 2019 and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(j)
Mr. Leighton	2020	1	—	11,750,559(4)	—	11,750,560
	2019	1	—	10,937,600(4)	—	10,937,601
	2018	1	—	11,347,675(4)	—	11,347,676
Mr. McGowan (5)	2020	462,308	—	3,072,736(4)	—	3,547,736
	2019	441,538	—	1,952,036	536,945	2,930,519
Dr. Blumofe	2020	505,000	—	3,758,284(4)	—	4,263,284
	2019	497,500	—	3,053,222	598,761	4,149,483
	2018	482,500	—	3,038,659	599,143	4,120,302
Mr. Karon	2020 2019	475,000 462,500	— —	3,824,738(4) 2,737,576	— 556,637	4,299,738 3,756,713
	2018	425,000	—	2,334,431	527,743	3,287,174
Mr. McConnell	2020	580,000	—	5,484,895(4)	—	6,064,895
	2019	572,500	—	4,211,482	861,283	5,645,265
	2018	557,500	—	4,400,574	865,343	5,823,417

(1)

Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the NEO during the applicable year. The assumptions we use in calculating these amounts are discussed in Note 18 of the notes to our consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards. As a result, the Summary Compensation Table does not reflect the value as determined by the Compensation Committee. For example, the amounts for fiscal 2020 represent the grant date fair value for the PRSUs at target for the fiscal 2020 tranche of the PRSUs issued in each of 2018, 2019 and 2020. These amounts do not include shares that may be earned in respect of the 2020 PRSUs based on performance against 2021 and 2022 targets because such targets will not be established until 2021 and 2022, respectively. The table below shows the value of the stock awards (assuming target-level vesting) granted to the NEOs in the years presented as approved by the Compensation Committee (including all tranches of PRSUs that may be earned at target by the NEOs).

Name	Intended Value of 2020 Stock Awards ($)	Intended Value of 2019 Stock Awards ($)	Intended Value of 2018 Stock Awards ($)
Dr. Leighton	8,750,000	8,500,000	8,500,000
Mr. McGowan	2,500,000	2,200,000	—
Dr. Blumofe	2,800,000	2,700,000	2,700,000
Mr. Karon	3,000,000	2,800,000	2,300,000
Mr. McConnell	4,100,000	4,000,000	3,900,000

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(2)	Includes both time-vesting RSUs, PRSUs (at target) and relative TSR-Based RSUs (at target). See also footnote (4) with respect to payment of shares of our common stock in lieu of cash.
(3)

For PRSUs, because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The value of the 2018 PRSUs assuming vesting at target and maximum, respectively, in each case across 2018, 2019 and 2020 performance periods, would have been as follows: Dr. Leighton—$3,399,956 and $6,799,912, respectively; Dr. Blumofe—$1,079,952 and $2,159,904, respectively; Mr. Karon—$919,978 and $1,839,956, respectively; and Mr. McConnell—$1,559,938 and $3,119,876, respectively. The value of relative TSR-Based RSUs issued in 2018 assuming vesting at maximum would have been as follows: Dr. Leighton—$5,056,304; Dr. Blumofe—$1,606,070; Mr. Karon—$1,368,161; and Mr. McConnell—$2,319,796. The value of the 2019 PRSUs assuming vesting at target and maximum, respectively, in each case across 2019, 2020 and 2021 performance periods, is as follows: Dr. Leighton—$3,602,992 and $7,205,983, respectively; Mr. McGowan—$540,499 and $1,080,900, respectively; Dr. Blumofe—$1,320,727 and $2,641,454, respectively; Mr. Karon—$940,990 and $1,881,979, respectively; and Mr. McConnell—$1,644,897 and $3,289,795, respectively. The value of relative TSR-Based RSUs issued in 2019 assuming vesting at maximum would be as follows: Dr. Leighton—$4,108,253; Mr. McGowan—$1,063,270; Dr. Blumofe—$1,304,993; Mr. Karon—$1,353,269; and Mr. McConnell—$1,933,265. The value of the 2020 PRSUs assuming vesting at target and maximum, respectively, in each case across 2020, 2021 and 2022 performance periods, is as follows: Dr. Leighton—$4,243,250 and $8,486,501, respectively; Mr. McGowan—$879,237 and $1,758,475, respectively; Dr. Blumofe—$1,350,679 and $2,701,359, respectively; Mr. Karon—$1,317,094 and $2,634,190, respectively; and Mr. McConnell—$1,975,146 and $3,950,292, respectively. The value of relative TSR-Based RSUs issued in 2020 assuming vesting at maximum would be as follows: Dr. Leighton—$4,616,493; Mr. McGowan—$1,318,930; Dr. Blumofe—$1,477,068; Mr. Karon—$1,582,573; and Mr. McConnell—$2,162,969.

(4)

Includes amounts that were earned in 2020, 2019, and 2018, respectively, under the terms of the NEOs’ annual bonus plans that were paid in shares of our common stock in lieu of cash to Dr. Leighton in 2021, 2020, and 2019 and to the other NEOs in 2021.

(5)	Mr. McGowan became our Chief Financial Officer on March 1, 2019.

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2020 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our NEOs during the year ended December 31, 2020. All equity awards were issued under the Akamai Technologies, Inc. 2013 Stock Incentive Plan, as amended, which we refer to as the 2013 Stock Incentive Plan.

Name/Award	Grant Date	Date of Approval of Grant if Different from Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Options Awards (1)
			Threshold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target	Maximum
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Dr. Leighton
PRSUs (2)	3/3/20	—	—	—	—	—	47,001	94,002	—	4,243,250
Time-Vesting RSUs (3)	3/3/20	—	—	—	—	—	—	—	38,768	3,499,975
Relative TSR-Based RSUs (4)	3/3/20	—	—	—	—	4,846	19,384	38,768	—	2,308,247
Annual Incentive Plan (5)	2/18/21	—	—	—	—	—	$1,250,000	$2,500,000	—	1,699,087
Mr. McGowan
PRSUs (2)	3/3/20	—	—	—	—	—	9,739	19,478	—	879,237
Time-Vesting RSUs (3)	3/3/20	—	—	—	—	—	—	—	11,076	999,941
Relative TSR-Based RSUs (4)	3/3/20	—	—	—	—	1,385	5,538	11,076	—	659,465
Annual Incentive Plan (5)	2/18/21	—	—	—	—	—	$403,750	$807,500	—	534,093
Dr. Blumofe
PRSUs (2)	3/3/20	—	—	—	—	—	14,961	29,922	—	1,350,679
Time-Vesting RSUs (3)	3/3/20	—	—	—	—	—	—	—	12,405	1,119,923
Relative TSR-Based RSUs (4)	3/3/20	—	—	—	—	1,551	6,202	12,404	—	738,534
Annual Incentive Plan (5)	2/18/21	—	—	—	—	—	$404,000	$808,000	—	549,148
Mr. Karon
PRSUs (3)	3/3/20	—	—	—	—	—	14,589	29,178	—	1,317,094
Time-Vesting RSUs (4)	3/3/20	—	—	—	—	—	—	—	13,291	1,199,911
Relative TSR-Based RSUs (5)	3/3/20	—	—	—	—	1,661	6,645	13,290	—	791,287
Annual Incentive Plan (5)	2/18/21	—	—	—	—	—	$380,000	$760,000	—	516,446
Mr. McConnell
PRSUs (2)	3/3/20	—	—	—	—	—	21,878	43,756	—	1,975,146
Time-Vesting RSUs (3)	3/3/20	—	—	—	—	—	—	—	18,165	1,639,936
Relative TSR-Based RSUs (4)	3/3/20	—	—	—	—	2,271	9,082	18,164	—	1,081,485
Annual Incentive Plan (5)	2/18/21	—	—	—	—	—	$580,000	$1,160,000	—	788,328

(1)

Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the NEO during 2020 and assumes target level of achievement for both types of performance-based awards. The assumptions we use in calculating these amounts are discussed in Note 18 of the notes to our consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(2)

Consists of PRSUs eligible for vesting in 2023. Grant date fair value is calculated based on number of shares issuable at target achievement level. Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The amounts for fiscal

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2020 represent the grant date fair value for PRSUs at target granted in 2018, 2019 and 2020 for the fiscal 2020 tranche of such award. The amounts do not include shares that may be earned based on performance against 2021 and 2022 targets.
(3)	Time-vesting RSUs vest in three equal annual installments over a three-year period from the date of grant.
(4)	Consists of relative TSR-Based RSUs eligible for vesting in 2023. The grant date fair value is calculated based on a Monte Carlo valuation.
(5)

Consists of a performance-based annual incentive plan bonus award that was denominated in dollars at the time of approval on February 18, 2021 but was payable in shares of our common stock calculated based on a closing sale price of $99.70 on such date. The actual number of shares issued was 17,042 for Dr. Leighton, 5,537 for Mr. McGowan, 5,508 for Dr. Blumofe, 5,180 for Mr. Karon, and 7,907 for Mr. McConnell.

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Outstanding Equity Awards at December 31, 2020

The following table sets forth information with respect to outstanding equity incentive awards held by our NEOs as of December 31, 2020:

		Stock Awards
Name/Award	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)		(g)	(h)	(i)	(j)
Dr. Leighton
2018 Time-Vesting RSUs (2)	2/08/18	18,137	1,904,204	—	—
2018 PRSUs (3)	2/08/18	82,227	8,633,013	—	—
2018 Relative TSR-Based RSUs (4)	2/08/18	49,130	5,158,159	—	—
2019 Time-Vesting RSUs (2)	3/01/19	31,885	3,347,606	—	—
2019 PRSUs (5)	3/01/19	47,155	4,950,803	15,942	1,673,751
2019 Relative TSR-Based RSUs (4)	3/01/19	—	—	47,826	5,021,252
2020 Time-Vesting RSUs (2)	3/03/20	38,768	4,070,252	—	—
2020 PRSUs (6)	3/03/20	17,186	1,804,358	25,846	2,713,572
2020 Relative TSR-Based RSUs (4)	3/03/20	—	—	38,768	4,070,252
2020 Annual Incentive Plan Award (7)	2/18/21	—	—	17,042	1,699,087
Mr. McGowan
2018 Time-Vesting RSUs (2)	2/08/18	1,921	201,686	—	—
2018 PRSUs (3)	2/08/18	8,703	913,728	—	—
2018 Relative TSR-Based RSUs (4)	2/08/18	5,201	546,053	—	—
2019 Time-Vesting RSUs (2)	3/01/19	8,253	866,482	—	—
2019 PRSUs (5)	3/01/19	12,204	1,281,298	4,126	433,189
2019 Relative TSR-Based RSUs (4)	3/01/19	—	—	12,378	1,299,566
2020 Time-Vesting RSUs (2)	3/03/20	11,076	1,162,869	—	—
2020 PRSUs (6)	3/03/20	4,910	515,501	7,384	775,246
2020 Relative TSR-Based RSUs (4)	3/03/20	—	—	11,076	1,126,869
2020 Annual Incentive Plan Award (7)	2/18/21	—	—	5,357	534,093
Time-Vesting RSUs (8)	10/31/18	1,391	146,041	—	—

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		Stock Awards
Name/Award	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)		(g)	(h)	(i)	(j)
Dr. Blumofe
2018 Time-Vesting RSUs (2)	2/08/18	5,761	604,847	—	—
2018 PRSUs (3)	2/08/18	26,117	2,742,024	—	—
2018 Relative TSR-Based RSUs (4)	2/08/18	15,605	1,638,369	—	—
2019 Time-Vesting RSUs (2)	3/01/19	10,129	1,063,444	—	—
2019 PRSUs (5)	3/01/19	14,979	1,572,645	5,064	531,669
2019 Relative TSR-Based RSUs (4)	3/01/19	—	—	15,192	1,595,008
2020 Time-Vesting RSUs (2)	3/03/20	12,405	1,302,401	—	—
2020 PRSUs (6)	3/03/20	5,499	577,340	8,270	868,267
2020 Relative TSR-Based RSUs (4)	3/03/20	—	—	12,404	1,302,296
2020 Annual Incentive Plan Award (7)	2/18/21	—	—	5,508	549,148
Mr. Karon
2018 Time-Vesting RSUs (2)	2/08/18	4,908	515,291	—	—
2018 PRSUs (3)	2/08/18	22,248	2,335,818	—	—
2018 Relative TSR-Based RSUs (4)	2/08/18	13,293	1,395,632	—	—
2019 Time-Vesting RSUs (2)	3/01/19	10,503	1,102,710	—	—
2019 PRSUs (5)	3/01/19	15,531	1,630,600	5,252	551,407
2019 Relative TSR-Based RSUs (4)	3/01/19	—	—	15,754	1,395,317
2020 Time-Vesting RSUs (2)	3/03/20	13,291	1,395,422	—	—
2020 PRSUs (6)	3/03/20	5,891	618,496	8,861	930,316
2020 Relative TSR-Based RSUs (4)	3/03/20	—	—	13,290	1,395,317
2020 Annual Incentive Plan Award (7)	2/18/21	—	—	5,180	516,446
Mr. McConnell
2018 Time-Vesting RSUs (2)	2/08/18	8,322	873,727	—	—
2018 PRSUs (3)	2/08/18	37,725	3,960,748	—	—
2018 Relative TSR-Based RSUs (4)	2/08/18	22,540	2,366,475	—	—
2019 Time-Vesting RSUs (2)	3/01/19	15,005	1,575,375	—	—
2019 PRSUs (5)	3/01/19	22,190	2,329,728	7,502	787,635
2019 Relative TSR-Based RSUs (4)	3/01/19	—	—	22,506	2,362,905
2020 Time-Vesting RSUs (2)	3/03/20	18,165	1,907,143	—	—
2020 PRSUs (6)	3/03/20	8,053	845,484	12,110	1,271,429
2020 Relative TSR-Based RSUs (4)	3/03/20	—	—	18,164	1,907,038
2020 Annual Incentive Plan Award (7)	2/18/21	—	—	7,907	788,328

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(1)	Based on the $104.99 closing sale price of our common stock on December 31, 2020 as reported by the Nasdaq Global Select Market.
(2)	Consists of time-vesting RSUs that vest in three equal annual installments on the first, second and third anniversaries of the date of grant.
(3)

Consists of performance-based RSUs issuable based on achievement against two targets for each of 2018, 2019 and 2020; such shares vested on February 18, 2021, the date that financial results for 2020 were certified by the Compensation Committee. Reflects actual number of shares earned based on performance against 2018, 2019 and 2020 targets.

(4)	For relative TSR-Based RSUs granted in 2018, reflects the actual number of RSUs earned. For relative TSR-based RSUs granted in 2019 and 2020, assumes maximum level of performance against target.
(5)

Consists of performance-based RSUs issuable based on achievement against two targets for each of 2019, 2020 and 2021; such shares, if issued, vest on the date that financial results for 2021 are certified by the Compensation Committee. Reflects actual number of shares earned based on performance against 2019 and 2020 targets and target number of shares issuable in respect of performance against 2021 targets.

(6)

Consists of performance-based RSUs issuable based on achievement against two targets for each of 2020, 2021 and 2022; such shares, if issued, vest on the date that financial results for 2022 are certified by the Compensation Committee. Reflects actual number of shares earned based on performance against 2020 targets and target number of shares issuable in respect of performance against 2021 and 2022 targets.

(7)	Consists of shares earned under 2020 annual incentive plan that were issued on February 18, 2021.
(8)	Consists of time-vesting RSUs that vest over three years with 1/3 vesting on the first anniversary of the date of grant and the remainder vesting quarterly over the next two years.

2020 Option Exercises and Stock Vested

The following table sets forth the value realized upon vesting of RSU awards in 2020. There were no stock option exercises by our NEOs in 2020.

	Stock Awards

Name (a)	Number of Shares Acquired on Vesting (#) (1) (d)	Value Realized on Vesting ($) (2) (e)
Dr. Leighton	162,841	14,920,701
Mr. McGowan	19,324	1,778,168
Dr. Blumofe	45,108	3,679,885
Mr. Karon	30,474	2,790,264
Mr. McConnell	63,438	5,823,296

(1)	Consists of RSUs vesting during 2020.
(2)	Calculated by multiplying the number of shares vested by the fair market value of one share of our common stock on the vesting date used to calculate taxable compensation to the NEO.

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Post-Employment Compensation and Other Employment Agreements

Severance Arrangements. Each of our currently-serving NEOs, other than Dr. Leighton, is eligible to participate in the Executive Severance Pay Plan, which we refer to herein as the Severance Plan. Under the Severance Plan, participants who are terminated for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to Akamai are entitled to:

🌑	a lump sum payment equal to one year of the participant’s then-current base salary;

🌑

a lump sum payment equal to the annual bonus at target that would have been payable to the executive officer under Akamai’s then-current annual incentive plan, if any, in the year of the executive officer’s termination had both Akamai and the executive officer achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

🌑	a payment equal to 12 times the monthly premium for continued health and dental insurance coverage.

Executive Equity and Change in Control Agreements. Each of our NEOs had entered into Change in Control Agreements (except in the case of Dr. Leighton) and RSU grant agreements that provide for acceleration of all or a portion of equity awards held by such NEOs following a change in control of Akamai.

Under the terms of the Change in Control Agreements, in the event of a termination without cause (as defined in the agreement), or a resignation for “good reason” (as defined in the agreement) within one year following a change in control of Akamai, such NEOs will receive full acceleration of stock options so that such stock options become 100% vested and exercisable; full acceleration of time-vesting RSUs; a lump sum payment equal to one year of the NEO’s then-current base salary; a lump sum payment equal to the annual bonus at target that would have been payable to the NEO under our annual incentive plan in effect immediately before the change in control event; and reimbursement for up to 12 months of health and dental insurance coverage. Under the terms of grant agreements governing PRSUs and relative TSR-Based RSUs, such awards (at the target level) accelerate immediately prior to a change in control of Akamai if the awards are not assumed by the acquiring company. If the awards are assumed by the acquiring company and the NEO is subsequently terminated without “cause” of for “good reason,” each as defined in the appliable grant agreement, within 12 months of the change in control, vesting of such awards accelerates at the target level of performance. If PRSUs and relatives TSR-Based RSUs are assumed by the acquiror, they automatically convert into time-vesting RSUs at the target level. See “Potential Payments Upon Termination or Change in Control” below for a description of the benefits payable to our NEOs upon a change in control of Akamai.

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Dr. Leighton’s Employment Offer Letter Agreement. In February 2013, we entered into a letter agreement with Dr. Leighton in connection with his becoming our Chief Executive Officer; the agreement was amended in November 2015 to eliminate single-trigger vesting of PRSUs following a change in control for awards issued after that date. The amended agreement provides that, in addition to his annual salary, Dr. Leighton is eligible to receive a bonus in any year that Akamai enters into a bonus plan for its senior executive team. Either Akamai or Dr. Leighton may terminate the agreement upon 30 days’ advance written notice to the other party; provided however, that in the event Dr. Leighton is terminated for “cause” (as defined in the amended agreement), Akamai may elect to pay Dr. Leighton an amount equal to 30 days of his then-current salary in lieu of providing him 30 days’ notice of the termination of his employment. If Dr. Leighton is terminated without cause or terminates his employment for “good reason” (as defined in the letter agreement) following a “change in control” (as defined in the letter agreement) of Akamai, he shall be entitled to:

🌑	accelerated vesting of any options and any time-vesting RSUs held by him;

🌑	vesting at target of PRSUs and relative TSR-Based RSUs held by him that are not assumed by the acquiror;

🌑	a lump sum cash payment equal to one year of his then-current base salary; and

🌑	a lump sum cash payment equal to one year of his then-applicable annual bonus at target.

If, outside of the change in control context, Dr. Leighton’s employment is involuntarily terminated for any reason other than cause or if he dies or becomes disabled, he shall be entitled to:

🌑	a lump sum cash payment equal to one year of his then-current base salary;

🌑	a lump sum cash payment equal to his then-applicable annual bonus at target; and

🌑

a lump sum cash payment in an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment.

The letter agreement also provides that unless Akamai consents otherwise on a case by case basis, to ensure the maximum efficiency of Dr. Leighton’s business travel and to ensure his security on business travel, all of his air travel on Akamai business shall be via private air transportation; however, Dr. Leighton shall pay the costs of such airfare.

PRSUs and Relative TSR-Based RSUs Retirement Plan

The terms of our PRSUs and relative TSR-Based RSUs provide for vesting of such awards under certain circumstances upon the voluntary retirement of an executive officer or his or

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her termination for a reason other than Detrimental Conduct (as defined in our Compensation Recovery Policy). If a U.S.-based executive officer is at least 55 years old at the time of retirement, the sum of his or her age plus years of service with the Company is greater than or equal to 70 and at least half of a performance period (under the terms of the applicable equity award) has been completed, then he or she is entitled to vest in a pro-rated number of shares based on our actual performance for the applicable period.

Death and Disability

Upon an NEO’s death or permanent disability, all time-based vesting RSUs outstanding on such date shall vest as of such date and all PRSUs outstanding on such date shall vest, on a pro-rated basis, at the actual achievement level for completed performance periods (under the terms of the applicable equity award) and target achievement level for uncompleted periods.

Potential Payments Upon Termination or Change in Control

The chart set forth below describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under Akamai’s Severance Plan and other arrangements. Payments would not be cumulative. The value of equity incentive awards for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2020. Our closing stock price on December 31, 2020, the last trading day of the year, was $104.99. In addition to the amounts listed below, each NEO is eligible to receive a lump sum payment equal to the sum of 12 times the monthly premium for continued health and dental coverage in the event of a termination without cause including following a change in control of Akamai.

Name	Triggering Event	Cash Severance Payment ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)(1)
Dr. Leighton	Voluntary Separation	—	—	20,546,333
	Involuntary Separation Without Cause	1,250,001	—	20,546,333
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	1,250,001	9,322,062	22,205,700
	Death or Disability	—	9,322,062	29,749,392

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Name	Triggering Event	Cash Severance Payment ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)(1)
Mr. McGowan	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	878,750	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	878,750	2,425,794	4,496,569
	Death or Disability	—	2,425,794	5,769,309
Dr. Blumofe	Voluntary Separation	—	—	6,474,838
	Involuntary Separation Without Cause	909,000	—	6,474,838
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	909,000	2,970,692	7,067,717
	Death or Disability	—	2,970,692	9,443,075
Mr. Karon	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	855,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	855,000	3,013,423	6,892,594
	Death or Disability	—	3,013,423	9,000,283
Mr. McConnell	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	1,160,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	1,160,000	4,356,241	10,336,265
	Death or Disability	—	4,356,241	13,811,644

(1)

Includes both PRSUs and relative TSR-Based RSUs and assumes the company acquiring Akamai assumed such PRSUs and relative TSR-Based RSUs. For PRSUs and relative TSR-Based RSUs, there is no acceleration of vesting upon a change in control unless the acquiring company does not assume such awards.

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CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO).

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The Commission’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

In 2020, there was no significant change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio. Accordingly, for purposes of calculating the pay ratio set forth below, we referenced the median identification analysis from fiscal year 2018.

We selected the median employee based on 7,275 full-time, part-time, and temporary workers who were employed as of a determination date of October 1, 2018, which number excludes 336 non-US employees (representing less than 4.2% of our global workforce of 7,611 persons and consisting of employees located in China (57), Hong Kong (46), Sweden (43), Spain (41), Italy (39), Czech Republic (24), Netherlands (23), Denmark (13), Taiwan (13), Brazil (11), United Arab Emirates (8), Mexico (5), Switzerland (5), Malaysia (4), Belgium (2), and Turkey (2) who were excluded pursuant to the de minimis exemption provided under Item 402(u)). We selected the median employee using a compensation measure that incorporates base salary, overtime, bonuses paid, and equity granted during the twelve-month period preceding the determination date. Conforming adjustments were made for full-time and part-time employees who were hired during the twelve-month period and did not receive pay for the full period, and international employees’ pay was converted to US dollars using the exchange rates on the determination date. We did not apply any cost-of-living adjustments as part of the calculation.

In 2019, as permitted by Commission guidance, we changed our median employee from the person used in 2018 as the individual was impacted by a material reduction in pay and substituted another employee with substantially similar compensation (based on the compensation measure described above). For 2020’s analysis, we used the same median employee as in 2019. The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $11,750,467, as reported in the Summary Compensation Table of this Proxy Statement. The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $120,734. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2020 is 97 to 1.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2020, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2) (c)

Equity Compensation Plans Approved by Security Holders (3)(4)	4,723,166	—	7,979,364
Equity Compensation Plans not Approved by Security Holders (5)	3,745	2.77	24,917
Total	4,726,911	2.77	8,004,281

(1)

RSUs issued under our equity compensation plans do not require payment by the recipient to us at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.

(2)

Includes 1,500,000 shares available for future issuance under the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended, which we refer to herein as the 1999 Employee Stock Purchase Plan. At our 2002 Annual Meeting of Stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.

(3)

Consists of stock options and other equity rights, such as DSUs and RSUs, issuable under the Akamai Technologies, Inc. Second Amended and Restated 1998 Stock Incentive Plan, which we refer to herein as the 1998 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, the Akamai Technologies, Inc. 2006 Stock Incentive Plan, which refer to herein as the 2006 Stock Incentive Plan, the Akamai Technologies, Inc. 2009 Stock Incentive Plan, which we refer to herein as the 2009 Stock Incentive Plan and the 2013 Stock Incentive Plan. The 1998 Stock Incentive Plan expired in 2008; the 2006 Stock Incentive Plan expired in 2016; and the 2009 Stock Incentive Plan expired in 2019; therefore, no additional shares are available for issuance under such plans.

(4)

Excludes stock options to purchase up to 2,626 shares of our common stock. Such stock options, having a weighted average exercise price of $24.20 per share, were issued pursuant to stock plans assumed in connection with our acquisitions of Blaze Software, Inc. and Prolexic Technologies, Inc. No future equity awards may be issued under these plans.

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(5)	Consists of stock options issued under the Cotendo Inc. Amended and Restated 2008 Stock Plan, which we refer to herein as the Cotendo Plan.

The following is a brief description of the material features of the equity compensation plans reflected in the chart above that were not approved by our stockholders:

In connection with our acquisition of Cotendo, Inc., we assumed unvested stock options issued by Cotendo on an as-converted basis of which 3,745 shares were outstanding at December 31, 2020. Each assumed option continues to have the same terms and conditions in effect prior to the acquisition, except that the number of shares received upon exercise of such assumed options and the exercise price thereof were adjusted in accordance with the transaction terms.

Upon assumption, the Cotendo Plan allowed for a total of 1,100,000 shares of our common stock subject to adjustment in the event of a stock split or similar event, to be issued to former employees of Cotendo who are now Akamai employees but who are not Akamai directors or officers within the meaning of Section 16 of the Exchange Act and related rules. The Cotendo Plan provides for the granting of stock options, restricted stock and RSUs. A copy of the Cotendo Plan was included as an exhibit to our Registration Statement on Form S-8 filed with the Commission on March 14, 2012.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, which we refer to herein as Section 16(a), requires our officers and directors, and holders of more than ten percent of a registered class of our equity securities, which we refer to herein collectively as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of reports filed by reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K under the Exchange Act, we believe that during 2020 all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a), except that the initial statement of beneficial ownership for Mr. Williams due January 16, 2020 was not filed until January 28, 2020.

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Part Three – Matters to be Voted Upon at the Annual Meeting

Item One

Election of Directors

At the Annual Meeting, stockholders will vote to elect the 11 nominees named in this Proxy Statement to the Board. Each of the nominees elected at the Annual Meeting will hold office until the 2022 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Based on the recommendation of the ESG Committee, the Board has nominated Sharon Bowen, Marianne Brown, Monte Ford, Jill Greenthal, Dan Hesse, Tom Killalea, Tom Leighton, Jonathan Miller, Madhu Ranganathan, Ben Verwaayen and Bill Wagner to serve as directors. The persons named in the enclosed proxy will vote to elect Mses. Bowen, Brown, Greenthal and Ranganathan and Messrs. Ford, Hesse, Killalea, Leighton, Miller, Verwaayen and Wagner unless a stockholder indicates that the shares should be voted against one or more of such nominees.

In the event that any director nominee becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. It is not expected that any of the nominees will be unavailable or will decline to serve.

Board of Directors Recommendation

The Board of Directors believes that the election of Sharon Bowen, Marianne Brown, Monte Ford, Jill Greenthal, Dan Hesse, Tom Killalea, Tom Leighton, Jonathan Miller, Madhu Ranganathan, Ben Verwaayen and Bill Wagner as directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR each of these nominees.

Item Two

Approval of Amendment and Restatement of the 2013 Stock Incentive Plan

Overview

In the opinion of Akamai’s Board, the future success of Akamai depends, in large part, on its ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. On March 17, 2021, the TL&C Committee of Akamai’s Board adopted, subject to stockholder approval, an amendment and restatement of the 2013 Stock Incentive Plan to increase by 3,000,000 the number of shares issuable thereunder.

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If this amendment and restatement is approved, the amended and restated 2013 Stock Incentive Plan, which we refer to as the Amended and Restated Plan, would allow for the issuance of (i) up to 24,500,000 shares of our common stock (which includes shares of our common stock subject to awards previously issued under the 2013 Stock Incentive Plan) plus (ii) as of March 17, 2021, up to 18,895 shares of common stock subject to awards that were outstanding as of March 17, 2021 under the 2009 Stock Incentive Plan, which we refer to as the Prior Plan, that are terminated, canceled, surrendered or forfeited, to our employees, officers, directors, consultants and advisors in the form of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units and other stock-based awards as described below.

In addition, the Amended and Restated Plan extends the term of the 2013 Stock Incentive Plan to June 3, 2031.

Highlights of the Amended and Restated Plan

No liberal share counting

The Amended and Restated Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding requirements, shares that were subject to stock-settled stock appreciation rights, or SARs, and were not issued upon the net settlement or net exercise of such SARs, and shares repurchased on the open market using proceeds from the exercise of an award.

Per participant limit	The Amended and Restated Plan provides a plan participant limit of 1,000,000 shares per calendar year under the plan.

No repricing of stock options or SARs without stockholder approval	The Amended and Restated Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.

No “reload provisions” or dividend equivalents on options or SARs

No options or SARs granted under the Amended and Restated Plan may contain a provision entitling the optionee to an automatic grant of additional options or SARs in connection with any exercise of the original option or SAR or provide for the payment or accrual of dividend equivalents.

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No discounted stock options or SARs	All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock on the date of grant.

Dividends & dividend equivalents on restricted stock and restricted stock units not paid until award vests

Any dividends or dividend equivalents paid with respect to restricted stock or restricted stock units will be subject to the same restrictions on transfer and forfeitability as the award with respect to which it is paid.

“Double-trigger” change in control vesting

If time-vesting awards granted under the Amended and Restated Plan are assumed by a successor in connection with a change in control of the Company, such awards will not automatically vest and pay out solely as a result of the change in control.

Material amendments require stockholder approval

Stockholder approval is required prior to an amendment to the Amended and Restated Plan that would (i) materially increase the number of shares available, (ii) expand the types of available awards, (iii) materially expand the class of participants eligible to participate, or (iv) materially increase the benefits available to participants.

Administered by an independent committee	The Amended and Restated Plan is administered by the TL&C Committee, which is made up entirely of independent directors.

Awards subject to forfeiture/clawback	Awards under the Amended and Restated Plan are subject to recoupment under certain circumstances. See “Compensation Recovery Policy” discussion in Part Two of this Proxy Statement.

Minimum vesting requirements	Since 2017, all Awards have a minimum one-year vesting period requirement subject to certain limited exceptions.

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The Board believes that approving an additional 3,000,000 shares for issuance under the Amended and Restated Plan is appropriate and in the best interests of stockholders given Akamai’s current expectations on hiring created by recent business growth, the highly competitive environment in which we recruit and retain employees, our plans for future acquisitions, the dilution rate of Akamai’s peers and Akamai’s historical rate of issuing equity awards. Based on our historical grant practices and planned headcount, we expect that the total number of shares available under the Amended and Restated Plan, if approved, would meet our needs for the next two years.

The Amended and Restated Plan is intended to be a broad-based plan that allows for the issuance of equity awards deep into our organization. Approximately 60% of Akamai’s worldwide employee population of approximately 8,300 employees currently participates in our annual equity incentive compensation programs. In addition, new employees are eligible for new-hire equity awards. In 2020 and 2021, we granted to 100% of our non-executive employees ten PRSUs, vesting of which is tied to achievement of specified corporate financial metrics for those years, respectively.

As of March 17, 2021, options covering 6,263 shares of our common stock with a weighted average exercise price of $15.99 and a weighted average remaining term of 0.85 years were outstanding under the Amended and Restated Plan and our other equity compensation plans. As of March 17, 2021, unvested RSUs and DSUs issued under our Amended and Restated Plan and our other compensation plans covering 5,353,769 shares of our common stock were outstanding. Finally, as of March 17, 2021, 4,123,625 shares were available for future grant under the Amended and Restated Plan, and we had 163,689,503 shares outstanding.

In 2018, the Board approved our current stock repurchase plan. Under this plan, we are authorized to repurchase up to $1.1 billion in shares of common stock from November 2018 through December 2021. A key purpose of the repurchase plan is to offset a significant percentage of the dilution attributable to shares issued in respect of awards under our stock incentive plans. In 2020, we repurchased approximately 2.0 million shares of our common stock in the open market. Pursuant to the terms of the Amended and Restated Plan, shares repurchased on the open market using proceeds from an award under the plan are not added to the shares available for issuance under the Amended and Restated Plan.

In developing our share request for an increase in the number of shares available for issuance under the 2013 Stock Incentive Plan and analyzing the impact of utilizing equity on our stockholders, we considered both our “burn rate” and “overhang,” which we consider important metrics of how our equity compensation program impacts our stockholders.

Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Our burn rate is low for a technology company. Set forth below is a table that reflects our burn rate for 2018, 2019 and 2020, as well as the average over those years.

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Fiscal Year	Options Granted (1)	Full Value Shares Granted (2)	Less Forfeitures	Total Granted (Net of Forfeitures)	Weighted Avg # of Common Shares Outstanding	Net Burn Rate (3)

2020	—	2,734,000	346,000	2,388,000	162,490,000	1.4%

2019	—	3,226,000	661,000	2,565,000	162,706,000	1.6%

2018	—	3,522,000	765,000	2,757,000	167,312,000	1.6%

Three Year Average						1.5%

(1)	Excludes options assumed by Akamai in connection with acquisitions of other companies and equity awards previously issued by such acquired companies.
(2)	For performance-based awards, amount reflects target number of shares issuable pursuant to such awards.
(3)	“Net Burn Rate” is defined as the number of equity awards granted in the year, less the number of equity awards forfeited in the year, divided by weighted average number of shares outstanding.

Overhang provides a measure of the potential dilutive effect of all outstanding equity awards and shares available for future grants, including the 3 million shares contemplated by the Amended and Restated Plan. We calculated overhang as the total number of equity awards outstanding, plus shares available to be granted, plus the contemplated 3 million new shares divided by total shares of common stock outstanding, plus warrants and convertibles, plus the equity award shares. Our overhang as of March 17, 2021 including the 3 million new shares would have been 5.6%.

Summary of the Amended and Restated Plan

The following summary of the Amended and Restated Plan is qualified in its entirety by reference to the proposed Amended and Restated Plan, a copy of which is attached as Appendix A to this Proxy Statement. The 2013 Stock Incentive Plan became effective on May 13, 2013 and was amended in 2015 to increase the number of shares available for issuance thereunder from 8 million to 11 million, in 2017 to increase the number of shares available for issuance to 18.5 million, and in 2019 to increase the number of shares available for issuance to 21.5 million and to implement limitations on awards to our non-employee directors. References to the Board in this summary shall include the TL&C Committee of the Board or any similar committee appointed by the Board to administer the Amended and Restated Plan.

Types of Awards; Shares Available for Issuance.

The Amended and Restated Plan allows for the issuance of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock awards, RSUs, DSUs, other stock-based awards and performance awards or other awards in the form of cash awards; we refer to these securities as Awards. Subject to adjustment in the event of stock splits, stock dividends or similar events, Awards may be

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made under the Amended and Restated Plan for (i) up to 24,500,000 shares of our common stock; and (ii) as of March 17, 2021, up to 18,895 shares of common stock subject to awards under the Prior Plan as of March 17, 2021 that expire, are terminated, canceled, surrendered or forfeited, or are repurchased by Akamai at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations under the Code). In addition, if any Award granted under the Amended and Restated Plan expires or is terminated, canceled, forfeited or otherwise results in any common stock not being issued, the unused common stock covered by such Award shall revert or again be available for the grant of Awards under the Amended and Restated Plan (subject, in the case of incentive stock options, to any limitations under the Code). However, shares of common stock delivered to Akamai by a participant to purchase common stock upon exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares of common stock available for the future grant of Awards under the Amended and Restated Plan. In addition, common stock repurchased by Akamai on the open market using proceeds from the exercise of an Award shall not increase the number of shares of common stock available for future grant of Awards under the Amended and Restated Plan.

Certain sub-limitations apply to the shares available for issuance under the Amended and Restated Plan. The maximum number of shares with respect to which Awards may be granted to any participant under the Amended and Restated Plan may not exceed 1,000,000 shares per calendar year. Performance Awards can also provide for cash payments of up to a maximum of $15,000,000 per calendar year per individual. Up to 5,000,000 shares are available under the Amended and Restated Plan for Awards in the form of incentive stock options.

Under the Amended and Restated Plan, the maximum amount of cash and equity compensation (calculated in the case of equity awards based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director may not exceed $1,000,000; provided, however, that the Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

All shares of common stock covered by SARs shall be counted against the number of shares available for grant under the Amended and Restated Plan and the sub-limitations described above. However, SARs that may be settled only in cash shall not be so counted, and if a SAR is granted in tandem with an option and the grant provides that only one such Award may be exercised, only the shares covered by the option shall be counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended and Restated Plan. In the case of the exercise of a SAR, the number of shares counted against the shares available under the Amended and Restated Plan and against the sub-limitations described above will be the full number of shares subject to the SAR

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multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise. The shares covered by a SAR granted in tandem with a stock option (as described below) will not again become available for grant upon the expiration or termination of such SAR.

Substitute Awards granted under the Amended and Restated Plan in connection with a merger or consolidation of an entity with Akamai or the acquisition by Akamai of property or stock of an entity shall not count against the overall share limits and sub-limitations described above, except as required by reason of Section 422 and related provisions of the Code.

Shares issued under the Amended and Restated Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market.

Descriptions of Awards.

Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price that is less than 100% of the fair market value of the common stock on the effective date of grant. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of stock of Akamai or any of our subsidiaries. Under the terms of the Amended and Restated Plan, stock options may not be granted for a term in excess of seven years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of stock of Akamai or any of our subsidiaries). The Amended and Restated Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or check or, except as may otherwise be provided in the applicable option agreement or approved by the Board, in connection with a “cashless exercise” through a broker, (ii) to the extent provided in the applicable option agreement or approved by the Board, and subject to certain conditions, by surrender to us of shares of common stock owned by the participant valued at their fair market value, (iii) to the extent provided in an applicable non-statutory stock option agreement or approved by the Board, and subject to certain conditions, by delivery of a notice of “net exercise” as a result of which Akamai will retain shares of common stock otherwise issuable pursuant to the stock option, (iv) to the extent provided in the applicable option agreement or approved by the Board, by any other lawful means, or (v) any combination of the foregoing. No option granted under the Amended and Restated Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the Amended and Restated Plan may provide for the payment or accrual of dividend equivalents.

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Stock Appreciation Rights. A SAR is an award entitling the holder, upon exercise, to receive a number of shares of common stock or cash (or a combination thereof) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the grant price. SARs may be granted independently or in tandem with stock options granted under the Amended and Restated Plan. When a SAR is granted in tandem with a stock option, the SAR will be exercisable only at such time or times, and to the extent that the related stock option is exercisable (except to the extent designated by the Board in connection with an acquisition or change in control event), will be exercisable in accordance with the procedure required for exercise of the related option, will terminate and no longer be exercisable upon the termination or exercise of the relation option (except to the extent designated by the Board in connection with an acquisition or change in control event and except that a SAR granted with respect to less than the full number of shares covered by an option will not be reduced until the number of shares as to which the related option has been exercised or has terminated exceeds the number of shares not covered by the SAR), the option will terminate and no longer be exercisable upon exercise of the related SAR and the SAR will be transferable only with the related stock option. The Amended and Restated Plan provides that the grant price or exercise price of a SAR may not be less than 100% of the fair market value per share of our common stock on the effective date of grant and that SARs granted under the Amended and Restated Plan may not have a term in excess of seven years. No SARs granted under the Amended and Restated Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the Amended and Restated Plan may provide for the payment or accrual of dividend equivalents.

No Repricings of Options or SARs. With respect to options and SARs, unless such action is approved by stockholders or permitted under the terms of the Amended and Restated Plan in connection with certain changes in capitalization and change in control events, we may not (i) amend any outstanding option or SAR granted under the Amended and Restated Plan to provide an exercise price or grant price per share that is lower than the then-current exercise price or grant price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the Amended and Restated Plan) and grant in substitution therefor new Awards under the Amended and Restated Plan (other than certain Awards granted in connection with our merger or consolidation with, or acquisition of, another entity) covering the same or a different number of shares of common stock and having an exercise price or grant price per share lower than the then-current exercise price per share of the canceled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or grant price per share above the then-current fair market value of our common stock, or (iv) take any other action under the Amended and Restated Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.

Restricted Stock Awards. We may issue Awards entitling recipients to acquire shares of our common stock subject to the right of Akamai to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if

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issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. We refer to these Awards as Restricted Stock. Any dividend declared and paid by Akamai with respect to a share of Restricted Stock shall be paid to the participant (without interest) only if and when such shares of Restricted Stock become free from any applicable restrictions on transferability and forfeitability.

RSUs; DSUs. Instead of granting Awards for Restricted Stock, we may also grant Awards entitling the recipient to receive shares of our common stock (or cash equal to the fair market value of such shares) to be delivered at a future date on or after such Award vests. We refer to these Awards as Restricted Stock Units, or RSUs. A participant has no voting rights with respect to any Restricted Stock Units. To the extent provided by the Board in its sole discretion, a grant of Restricted Stock Units may provide the participant with a right to receive dividend equivalents, which may be settled in cash and/or shares of our common stock and shall be subject to the same restrictions on transfer and forfeitability as the underlying Restricted Stock Units. The Board may provide for deferral of settlement of a Restricted Stock Unit (on a mandatory basis or at the election of the participant); we refer to Restricted Stock Units with a mandatory or elected deferral as Deferred Stock Units, or DSUs.

Other Stock-Based Awards; Cash-Based Awards. Under the Amended and Restated Plan, the Board may grant other Awards that are based upon our common stock or other property having such terms and conditions as the Board may determine including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock, and the grant of Awards entitling recipients to receive shares of our common stock to be delivered in the future. We refer to these types of Awards as Other Stock-Based Awards. Other Stock-Based Awards may be available as a form of payment in the settlement of other Awards granted under the Amended and Restated Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of our common stock or cash, as the Board determines. The Board may also grant Performance Awards (as defined below) or other Awards denominated in cash rather than shares of common stock. We refer to these types of Awards as Cash-Based Awards.

Performance Awards. Restricted Stock, Restricted Stock Units and Other Stock-Based Awards granted under the Amended and Restated Plan may be made subject to achievement of performance goals. We refer to these types of Awards as Performance Awards. Performance Awards may also provide for cash payments of up to $15,000,000 per calendar year per individual. With respect to Performance Awards intended to qualify as “performance-based compensation” under the Code’s Section 162(m), the TL&C Committee of the Board shall specify, at the time of grant, that such Performance Award will vest solely upon the achievement of specified objective performance criteria that are based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to GAAP or on a non-GAAP basis, as determined by the TL&C Committee: (a) net income, (b) earnings before or after

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discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) revenue, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives, (n) total shareholder return, or (o) earnings per share. The preceding performance criteria may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or relative to the performance of a peer group of entities or other external measure of the selected performance criteria. The TL&C Committee shall specify whether such performance measures are to be adjusted to exclude any one or more of (I) extraordinary items, (II) gains or losses on the dispositions of discontinued operations, (III) the cumulative effects of changes in accounting principles, (IV) the writedown of any asset, (V) charges for restructuring and rationalization programs, (VI) other non-cash charges or items, (VII) gains or losses relating to financing or investment activities, (VIII) the effect of acquisitions, or (IX) gains or losses as a result of foreign currency conversions or fluctuations in foreign currency exchange rates. Such performance measures (A) may vary by participant and may be different for different Awards; (B) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the TL&C Committee; and (C) shall be set by the TL&C Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). The TL&C Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Awards and may not waive the achievement of the applicable performance measures except in the case of the death or disability of the participant or a change in control of Akamai. Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) may be based on these or other performance measures as determined by the Board.

We note that though the Amended and Restated Plan retains provisions that relate to Section 162(m) of the Code, these provisions are, in large part, no longer relevant due to elimination of the “performance-based compensation” exception to the deduction limitation of Section 162(m) pursuant to the Tax Act. Under the Amended and Restated Plan, the Board may, however, continue to make awards of Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards that will vest solely upon the achievement of specified performance criteria that are not intended to qualify for deduction under Section 162(m). Any such awards may be based on the performance criteria described above or other performance measures, may be subject to the adjustments described above or other adjustments, and may be set at the time, in each case, as the Board may determine.

Transferability of Awards

Except as the Board may otherwise determine or provide in an Award in connection with certain gratuitous transfers, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by

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operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of Akamai and our present or future parent or subsidiary corporations and any other business venture in which Akamai has a controlling interest (as determined by the Board) are eligible to be granted Awards under the Amended and Restated Plan. Under current law, however, incentive stock options may only be granted to employees of Akamai and its present or future parent or subsidiaries. As of December 31, 2020, we had approximately 8,300 employees, 9 executive officers, 11 directors and approximately 600 contractors and advisors eligible to receive awards. The granting of Awards under the Amended and Restated Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group, except that Awards are subject to the limitations described above. On March 31, 2021, the last reported sale price of our common stock on the Nasdaq Global Select Stock Market was $101.90.

Awards Granted Under the 2013 Stock Incentive Plan

Since the initial approval of the 2013 Stock Incentive Plan in 2013 through March 17, 2021, 2019, the following number of equity awards have been granted to the individuals and groups described in the table. No other equity awards have been granted to any other individuals or groups under the 2013 Stock Incentive Plan as of such date.

Name of Beneficial Owner	Number of Shares of Common Stock Underlying Options Granted	Number of Shares of Common Stock Underlying RSUs Granted*	Number of Shares of Common Stock Underlying DSUs Granted

Named Executive Officers:

Dr. Leighton	—	1,118,685	—

Dr. Blumofe	—	289,391	—

Mr. Karon	—	244,889	—

Mr. McConnell	—	460,230	—

Mr. McGowan	10,000	178,831

All current executive officers as a group	—	2,918,059	—

All current directors who are not executive officers as a group	49,783	33,387	155,657

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Name of Beneficial Owner	Number of Shares of Common Stock Underlying Options Granted	Number of Shares of Common Stock Underlying RSUs Granted*	Number of Shares of Common Stock Underlying DSUs Granted

Nominees for election as a director (other than Dr. Leighton):	49,783	33,387	127,245

Sharon Bowen	—	—	—

Marianne Brown	—	3,976	2,237

Monte Ford	24,721	—	24,424

Jill Greenthal	—	—	25,219

Dan Hesse	—	7,689	13,034

Tom Killalea	—	5,599	8,133

Jonathan Miller		5,498	17,306

Madhu Ranganathan	—	5,026	2,535

Ben Verwaayen	25,062	—	26,224

Bill Wagner	—	—	8,133

Each associate of any such directors, executive officers, or nominees, separately	—	—	—

Each other person who received or is to receive 5% of options, warrants or rights under the plan, separately	—	—	—

All employees, including all current officers who are not executive officers, as a group	74,171	21,837,664	—

*	For PRSUs, reflects actual number of shares issuable in respect of vested PRSUs, if determinable; otherwise, reflects target number of shares issuable under the PRSUs.

Administration

The Board administers the Amended and Restated Plan and is authorized to adopt, alter and repeal the administrative rules, guidelines and practices relating to the Amended and Restated Plan and to interpret the provisions of the Amended and Restated Plan and any Award documentation and remedy any ambiguities, omissions or inconsistencies therein. Pursuant to the terms of the Amended and Restated Plan, the Board may delegate authority under the Amended and Restated Plan to one or more committees or subcommittees of the Board. The Board has authorized the TL&C Committee to administer certain aspects of the Amended and Restated Plan, including the granting of awards to directors and executive officers. The TL&C Committee, with the input of management,

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selects the recipients of Awards and determines, in addition to other items, and subject to the terms of the Amended and Restated Plan:

🌑

the number of shares of common stock, cash or other consideration covered by Awards and the terms and conditions of such Awards, including the dates upon which such Awards become exercisable or otherwise vest;

🌑	the exercise price of Awards;

🌑	the effect on Awards of a change in control of Akamai; and

🌑	the duration of Awards.

Subject to any requirements of applicable law, the Board may delegate to one or more of our officers the power to grant Awards (subject to any limitations under the Amended and Restated Plan) to employees or non-executive officers of Akamai or any of our present or future subsidiary corporations and to exercise such other powers under the Amended and Restated Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant and the time period in which such Awards may be granted. No officer shall be authorized to grant Awards to any of our executive officers. The Board has delegated to our Chief Executive Officer the authority under the Amended and Restated Plan to grant Restricted Stock Units to non-executive employees of Akamai subject to certain specified limitations and oversight by the TL&C Committee. Awards to non-employee directors will only be granted and administered by a committee, all the members of which are independent as defined by Section 5605(a)(2) of the Nasdaq Rules.

The Board may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, except as otherwise provided under the terms of the Amended and Restated Plan in the case of certain Performance Awards.

The Board is required to make appropriate adjustments in connection with the Amended and Restated Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Amended and Restated Plan or in any Award. No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination relating to or under the Amended and Restated Plan made in good faith. Akamai will indemnify and hold harmless each director, officer, other employee, or agent to whom any duty or power relating to the administration or interpretation of the Amended and Restated Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board of Director’s approval) arising out of any act or omission to act concerning the Amended and Restated Plan unless arising out of such person’s own fraud or bad faith.

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Minimum Vesting. Subject to the discretionary authority of the Board to accelerate the vesting of an Award as described above, no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the holder except for Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares under the Amended and Restated Plan.

Amendment of Awards. Except as otherwise provided under the Amended and Restated Plan, with respect to repricing outstanding stock options or SARs, the Board may amend, modify or terminate any outstanding Award provided that the participant’s consent to such action will be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the participant or the change is otherwise permitted under the terms of the Amended and Restated Plan.

Acquisition and Change in Control Events.

Definitions. The Amended and Restated Plan contains provisions addressing the consequences of any acquisition event or change in control event. An “acquisition event” is defined under the terms of the Amended and Restated Plan to mean (a) any merger or consolidation of Akamai with or into another entity as a result of which our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is canceled or (b) any exchange of our common stock for cash, securities or other property pursuant to a share exchange or other transaction. A “change in control event,” as defined in the Amended and Restated Plan, means (w) any merger or consolidation which results in the voting securities of Akamai outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of voting securities of Akamai or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (x) subject to certain restrictions contained in the definition of the change in control event under the Amended and Restated Plan, the acquisition by an individual, entity or group of beneficial ownership of any capital stock of Akamai if, after such acquisition, such individual, entity or group beneficially owns 50% or more of either (i) the then-outstanding shares of our common stock or (ii) the combined voting power of Akamai’s then-outstanding voting securities entitled to vote generally in the election of directors; (y) any sale of all or substantially all of Akamai’s assets; or (z) the complete liquidation of Akamai.

Awards Other than Restricted Stock; Options Available to the Board. For Awards other than Restricted Stock, under the Amended and Restated Plan, if an acquisition event occurs (regardless of whether such event also constitutes a change in control event), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between a participant and Akamai): (A) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or

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succeeding corporation (or an affiliate thereof), (B) upon written notice to a participant, provide that all of the participant’s unexercised Awards will terminate immediately prior to the consummation of such acquisition event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (C) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such acquisition event, (D) in the event of an acquisition event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the acquisition event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to each Award held by a participant equal to (X) the number of shares of common stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such acquisition event) multiplied by (Y) the excess, if any, of (I) the Acquisition Price over (II) the exercise, grant or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (E) provide that, in connection with a liquidation or dissolution of Akamai, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (F) any combination of the foregoing. In taking any of the foregoing actions, the Board is not required to treat all Awards, all Awards held by a participant, or all Awards of the same type identically.

The Amended and Restated Plan also provides, however, that for Restricted Stock Units that are subject to Section 409A of the Code: (A) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the acquisition event constitutes such a “change in control event”, then no assumption or substitution of the Restricted Stock Unit shall be permitted, and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (B) the Board may only undertake the actions set forth in clauses (C), (D) or (E) above; if the acquisition event is a “change in control event” as so defined under the Treasury Regulation and such action is permitted required by Section 409A of the Code. If the acquisition event does not constitute a “change in control event” as defined in the Treasury Regulation or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (A) above, then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the acquisition event without any payment in exchange therefor.

Except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the participant and Akamai, each Award (other than Restricted Stock) shall become immediately vested, exercisable, or free from forfeiture, as applicable, if on or prior to the first anniversary of the date of the consummation of a change in control event, the participant’s employment with us or our

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successor is terminated for good reason (as defined in the Amended and Restated Plan) by the participant or is terminated without cause (as defined in the Amended and Restated Plan) by us or our successor.

Provisions Applicable to Restricted Stock. Upon the occurrence of an acquisition event (regardless of whether such event also constitutes a change in control event), Akamai’s repurchase and other rights with respect to outstanding Restricted Stock shall inure to the benefit of our successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such acquisition event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a participant and Akamai, either initially or by amendment.

Upon the occurrence of a change in control event (regardless of whether such event also constitutes an acquisition event), except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the participant and Akamai, each Award of Restricted Stock shall become immediately vested and free from forfeiture if on or prior to the first anniversary of the date of the consummation of a change in control event, the participant’s employment with us or our successor is terminated for good reason (as defined in the Amended and Restated Plan) by the participant or is terminated without cause (as defined in the Amended and Restated Plan) by us or our successor.

Other Stock-Based Awards or Cash-Based Awards. The Board shall specify at the time of grant or thereafter the effect of an acquisition event or change in control event on any Other Stock-Based Award or Cash-Based Award granted under the Amended and Restated Plan.

Provisions for Foreign Participants.

The Board may modify Awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Amended and Restated Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination.

The Board may amend, suspend or terminate the Amended and Restated Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m) of the Code, no Award granted to a participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by

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Akamai’s stockholders if required by Section 162(m) of the Code (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the Nasdaq Stock Market may be made effective unless and until such amendment shall have been approved by Akamai’s stockholders; and (iii) if the Nasdaq Stock Market amends the Nasdaq rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the Nasdaq Rules, no amendment to the Amended and Restated Plan (A) materially increasing the number of shares authorized under the Amended and Restated Plan (other than as provided for in the Amended and Restated Plan in connection with changes in capitalization), (B) expanding the types of Awards that may be granted under the Amended and Restated Plan, (C) materially expanding the class of participants eligible to participate in the Amended and Restated Plan, or (D) materially increasing benefits generally available to participants shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of Akamai’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Amended and Restated Plan adopted in accordance with the procedures described above shall apply to, and be binding on the holders of, all Awards outstanding under the Amended and Restated Plan at the time the amendment is adopted, provided that the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Amended and Restated Plan.

Effective Date and Term of Amended and Restated Plan.

The 2013 Stock Incentive Plan first became effective on May 13, 2013, the date the plan was approved by Akamai’s stockholders. The Amended and Restated Plan will become effective upon approval by Akamai’s stockholders. No Awards shall be granted under the Amended and Restated Plan after June 3, 2031, but Awards previously granted may extend beyond that date.

Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences that generally will arise with respect to Awards granted under the Amended and Restated Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Akamai or its

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corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option, which we refer to as ISO stock, at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the ISO stock. If a participant sells the ISO stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the ISO stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the ISO stock for more than one year and otherwise will be short-term. If a participant sells the ISO stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the ISO stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the fair market value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, which we refer to as NSO stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the NSO stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the NSO stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR but generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock. A participant will not have income upon the grant of Restricted Stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the fair market value of the Restricted Stock on the date of grant less the purchase price, if any. When the shares of Restricted Stock are sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then when the shares of Restricted Stock vest the participant will

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have compensation income equal to the fair market value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the fair market value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units and Deferred Stock Units. A participant will not have income upon the grant of a Restricted Stock Unit or Deferred Stock Unit. A participant is not permitted to make a Section 83(b) election with respect to a Restricted Stock Unit or Deferred Stock Unit. When the Restricted Stock Unit or Deferred Stock Unit vests, unless the distribution of the shares of common stock associated with such Award has been deferred in a manner that complies with Section 409A of the Code, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. If the participant has made a valid deferral election, he or she will have income on the distribution date of the stock in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date or delivery date, as applicable. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any Other Stock-Based Award granted under the Amended and Restated Plan will vary depending on the specific terms of the Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to Akamai. There will be no tax consequences to us except that we may be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board of Directors Recommendation

The Board of Directors believes that approval of the Amended and Restated Plan is in the best interests of Akamai and its stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

Item Three

Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the

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compensation of our NEOs as disclosed in this Proxy Statement in accordance with Commission rules. The Board has adopted a policy of providing annual advisory votes on executive compensation.

Akamai has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our executive officers. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executive officers, including our NEOs. Please refer to the CD&A section of this Proxy Statement for an overview of the compensation of our NEOs.

We are asking for stockholder approval of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Commission rules, which disclosures include the disclosures under “Executive Compensation Matters—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on Akamai, the TL&C Committee or the Board. The Board and the TL&C Committee value the opinions of Akamai stockholders and will consider those stockholders’ concerns when making future compensation decisions for our NEO, and the TL&C Committee will evaluate whether any actions are necessary to address those concerns.

Board of Directors Recommendation

The Board of Directors recommends that the stockholders vote FOR the approval of our 2020 executive compensation.

Item Four

Ratification of Selection of Independent Auditors

Upon the recommendation of the Audit Committee, which conducted an annual review of the firm’s performance, the Board has selected PricewaterhouseCoopers LLP, independent auditors, which we sometimes refer to as PwC, to audit our financial statements for the year ending December 31, 2021. PwC has audited our financial statements for each fiscal year since our incorporation. Although stockholder approval of the selection of PwC is not required by law, the Board believes that it is advisable to give stockholders the opportunity to ratify this selection. And, even in the event stockholders do ratify the selection of PwC as our independent auditors, the Audit Committee may change its selection during the year. In the event stockholders do not ratify the selection of PwC as our independent auditors, the Audit Committee will reconsider its selection. Representatives of PwC are

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expected to attend the virtual Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table summarizes the fees we incurred for professional services provided by PwC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2020	2019

Audit Fees (1)	$3,568	$3,506

Audit-Related Fees (2)	619	1,213

Tax Fees (3)	613	477

All Other Fees (4)	8	8

Total Fees	$4,808	$5,204

(1)

Audit fees consist of fees for the audit of our annual financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to financial due diligence with respect to potential acquisitions, consultations concerning financial accounting and reporting standards and services in connection with our senior convertible notes offering in 2019.

(3)	Tax fees consist of fees primarily related to tax compliance and consulting.
(4)	All other fees related to license fees for an accounting research tool.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate pre-approval authority to one or more of its members but not to our management. Any such pre-approval by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Services can be approved in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the preceding 12 months, further specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the

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Audit Committee will require further specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2020, 100% of the services provided by PwC were pre-approved by the Audit Committee.

PwC has provided tax services, as described in the Public Company Accounting Oversight Board Rule 3523, “Tax Services for Persons in Financial Reporting Oversight Roles,” to Ben Verwaayen, a director. PwC has provided such services to Mr. Verwaayen since 2008. PwC and Akamai have determined that the provision of such services to Mr. Verwaayen does not impact PwC’s independence because he is not in a financial reporting oversight role solely because he served as a member of the Board and is not otherwise responsible for our financial reporting oversight. Akamai did not pay for these tax services on behalf of Mr. Verwaayen.

Board of Directors Recommendation

The Board of Directors believes that ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2021 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

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Part Four – Information About Attending the Annual Meeting,

Voting Your Shares and Other Matters

Q:	Why is the 2021 Annual Meeting a virtual, online meeting?

A:

To support the health and well-being of our stockholders, employees and directors in light of the continuing novel coronavirus (COVID-19) outbreak and related restrictions on in-person gatherings, the Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the internet. There will not be a physical meeting location. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our annual meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our rules of conduct and procedures that will be posted at ir.akamai.com in advance of the meeting. We have designed the virtual Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

Q:	Who can attend the Annual Meeting?

A:	Each holder of Akamai common stock, par value $.01 per share, on April 9, 2021 is invited to attend the Annual Meeting online.

Q:	How do I register to attend the virtual Annual Meeting?

A:

If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting online. Please follow the instructions on the Notice of 2021 Annual Meeting of Stockholders and in this Proxy Statement.

If you are the beneficial owner of your shares and hold shares through a bank or brokerage firm, you must register in advance to attend the virtual Annual Meeting online. To register to attend the virtual Annual Meeting online as a beneficial owner, you must submit a legal proxy from your bank, broker or other nominee reflecting the information above. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on June 2, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to the following:

By email: Forward the email from your broker, bank or other nominee, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail: Mail to Computershare, Akamai Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

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Q:	How do I virtually attend the Annual Meeting?

A:	The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/290664094. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. The password for the meeting is AKAM2021.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions above.

The online meeting will begin promptly at 9:30 a.m., Eastern time, and you may first login to the meeting at 9:15 a.m., Eastern time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

Q:	Can I access the Proxy Statement and Annual Report on the Internet?

A:	Yes. Our Proxy Statement and Annual Report to Stockholders are available on our website at www.akamai.com/html/investor/financial_reports.html.

Q.	In the future, can I access copies of the Proxy Statement and Annual Report on the internet instead of receiving paper copies?

A:

Yes. A stockholder of record may sign up for this option by going to www.investorvote.com. If you are not a stockholder of record, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials on the internet. Stockholders who elect electronic access will receive an e-mail message next year containing the internet address for access to next year’s proxy materials. Your choice will remain in effect until you advise us by written correspondence that you wish to resume mail delivery of these documents.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Most Akamai stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

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Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to Akamai or to a third party, or to vote your shares online at the Annual Meeting.

Beneficial Owner—If your shares are held in a brokerage account or by a broker, bank or other nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee to vote in accordance with your instructions and you also are invited to attend the Annual Meeting online. However, because a beneficial owner is not the stockholder of record, you may not vote these shares online at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting and register for the meeting following the procedure outlined above.

Q:	When is the record date and who is entitled to vote?

A:

The record date for the Annual Meeting is April 9, 2021. Holders of Akamai common stock on that date are entitled to one vote per share. As of the record date, there were issued, outstanding and entitled to vote an aggregate of 163,262,088 shares of our common stock.

Q:	What will constitute a quorum for the meeting?

A:

Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum for the Annual Meeting. Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the meeting.

Q:	How will my shares that are held through a broker, bank or other nominee be voted?

A:

Brokers, banks and other nominees that hold shares in “street name” for customers may have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Under applicable stock exchange rules, nominees subject to these rules will have this discretionary authority with respect to the ratification of the selection of our independent auditors; however, they will not have this discretionary authority with respect to any of the other matters scheduled to be voted upon. As a result, with respect to all matters scheduled to be voted upon other than ratification of the selection of our independent auditors, if the beneficial owners have not provided instructions with respect to that matter, those

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beneficial owners’ shares will be considered “broker non-votes.” The effect of broker non-votes is discussed in the answer to the following question.

Q:	How many votes are required for approval of different matters?

A:

Item	Vote Required	Abstentions	Broker Non-Votes	Unmarked Proxy Cards

Election of Directors (Item 1)	Majority of votes cast	No effect	No effect	Voted “FOR”

Amendment and Restatement of 2013 Stock Incentive Plan (Item 2)	Majority of votes cast	No effect	No effect	Voted “FOR”

Advisory Vote on Executive Compensation (Item 3)	Majority of votes cast	No effect	No effect	Voted “FOR”

Ratification of Selection of Independent Auditors (Item 4)	Majority of votes cast	No effect	No effect	Voted “FOR”

Q:	What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election?

A:

Under our majority vote standard for the election of directors, the number of shares voted “For” a nominee must exceed the number of shares voted “Against” that nominee. Our Corporate Governance Guidelines set forth a process that takes effect if an incumbent director nominee receives more “Against” votes than “For” votes in an uncontested election. Upon such an occurrence, the affected director is expected, promptly following certification of the stockholder vote, to submit to the Board his or her offer to resign from the Board. The ESG Committee will promptly consider the resignation offer submitted by such incumbent director and recommend to the Board the action to be taken with respect to such resignation offer. Such action may range from accepting the resignation, to maintaining such incumbent director but addressing what the ESG Committee believes to be the underlying cause of the withheld votes, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the ESG Committee determines to be in the best interests of Akamai and our stockholders. In making its recommendation, the ESG Committee will consider all factors it deems relevant. The Board will then act on the ESG Committee’s recommendation, considering the factors considered by the ESG Committee and such additional information and factors the Board believes to be relevant. After the Board’s determination, we will promptly publicly disclose in a document filed or furnished with the Commission the Board’s

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decision regarding the action to be taken with respect to such incumbent director’s resignation. If the Board’s decision is to not accept the resignation, such disclosure will include the reasons for not accepting the resignation. If the director’s resignation is accepted, then the Board may fill the resulting vacancy in accordance with our bylaws. Our Corporate Governance Guidelines are posted on our website at www.ir.akamai.com/corporate-governance/highlights.

Q:	Can I revoke my proxy?

A:

Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a signed proxy with a later date or a later-dated written revocation to our Secretary or by voting online while attending the virtual Annual Meeting. Attendance at the virtual Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote his or her shares online during the virtual Annual Meeting.

Q:	How do I submit a question at the Annual Meeting?

A:

If you wish to submit a question on the day of the Annual Meeting, beginning at 9:15 a.m., Eastern time, on June 3, 2021, you may log into, and ask a question on, the virtual meeting platform at www.meetingcenter.io/290664094. Our virtual meeting will be governed by our rules of conduct and procedures which will be posted at ir.akamai.com in advance of the meeting. The rules of conduct and procedures will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

Q:	Who pays for the solicitation of proxies?

A:

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, the Board, officers and employees, without additional remuneration, may solicit proxies by telephone and electronic mail. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, together with reimbursement of customary disbursements, which are not expected to exceed $20,000 in total. The Proxy Advisory Group, LLC may solicit proxies by electronic mail, mail and telephone.

Q:	Are there matters to be voted on at the Annual Meeting that are not included in the proxy?

A:	The Board does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting,

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it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented for action at the 2021 Annual Meeting has passed.

Q:	What is “householding”?

A:

Some brokers, banks and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number or email address:

Akamai Technologies, Inc.
145 Broadway Cambridge,
Massachusetts 02142
Attention: Investor Relations
Phone: 617-444-3000
Email: invrel@akamai.com

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address or phone number.

Deadline for Submission of Stockholder Proposals for the 2022 Annual Meeting

The 2022 Annual Meeting of Stockholders is scheduled to be held on May 11, 2022. Proposals of stockholders intended to be presented at the 2022 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us no later than December 23, 2021 in order to be included in the proxy statement and form of proxy relating to that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by the Secretary at the principal executive offices of Akamai (i) no earlier than 90 days before and no later than 70 days before the first anniversary of the date of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (a) no earlier than 90 days before the annual meeting and (b) no later than the later of (i) 70 days before the annual meeting or (ii) ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs

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first. Based on our expected 2022 Annual Meeting date of May 11, 2022, stockholders who do wish to make a proposal at the 2022 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than February 10, 2022 and no later than March 2, 2022.

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING ONLINE. WHETHER OR NOT YOU PLAN TO ATTEND ONLINE, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS OF RECORD WHO ATTEND THIS MEETING ONLINE MAY VOTE THEIR STOCK DURING THE MEETING EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,

/s/ AARON AHOLA
AARON AHOLA
Executive Vice President, General Counsel and Secretary

April 23, 2021

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Appendix A

Akamai Technologies, Inc.

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2013 Stock Incentive Plan (the “Plan”) of Akamai Technologies, Inc., a Delaware corporation (the “Company” or “Akamai”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a)        Administration by Board of Directors. The Plan will be administered by the Board. Subject to and consistent with the provisions of the Plan, the Board shall have the authority and discretion to: (i) determine which eligible employees, officers, directors, consultants and advisors will receive Awards, (ii) determine the number of shares of Common Stock (as hereinafter defined), cash, or other consideration to be covered by each Award, (iii) determine the terms and conditions of any Award (including Fair Market Value (as hereinafter defined), the exercise p, the vesting schedule, the term of the Award, and the period following termination from employment or service during which an Award may be exercised), (iv) approve forms of Award agreements and other documentation for use under the Plan, (v) adopt, alter, and repeal administrative rules, guidelines, and practices governing the operation of the Plan, (vi) interpret the provisions of the Plan and any Award documentation and remedy any ambiguities, omissions, or inconsistencies therein, (vii) modify or amend Awards, or grant waivers of Plan or Award conditions, (viii) determine the nature and provisions of Other Stock-Based Awards (as hereinafter defined) permitted pursuant to Section 8, and (ix) make all other determinations necessary or advisable for the administration of the Plan. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)        Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers. Notwithstanding the foregoing, for purposes of granting Awards to directors, the Committee shall mean the Compensation Committee.

(c)        Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).”

(d)        Awards to Non-Employee Directors. Awards to non-employee directors will only be granted and administered by a Committee, all of the members of which are independent as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules.

4.	Stock Available for Awards

(a)        Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to such number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) as is equal to the sum of:

(1)        24,500,000 of Common Stock; and

(2)        such additional number of shares of Common Stock as is equal to the sum of (i) the number of shares of Common Stock reserved for issuance under the Company’s 2009 Stock Incentive Plan (the “2009 Plan”) that remained available for grant immediately prior to the date this Plan was first approved by the Company’s stockholders and (ii) the number of shares of Common Stock subject to awards granted under the 2009 Plan, the Company’s Second Amended and Restated 1998 Stock Incentive Plan, the Company’s 2001 Stock Incentive Plan and the Company’s 2006 Stock Incentive Plan (together, the “Existing Plans”) which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code). Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares or shares purchased on the open market. Up to five million (5,000,000) shares of Common Stock shall be available under the Plan for Awards in the form of Incentive Stock Options (as defined in Section 5(b)).

(b)        Share Counting. For purposes of counting the number of shares available for grant of Awards under the Plan pursuant to Section 4(a) and the sublimits contained in Sections 4(c)(2) and 4(c)(3):

(1)        all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits listed in the first clause of this Section 4(b); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(2)        if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section 4(b) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(3)        shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(4)        shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(c)        Sub-limits. Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

(1)        Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(c)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2)        Limit on Awards to Non-Employee Directors. The maximum amount of cash and equity compensation (calculated in the case of equity awards based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director shall not exceed $1,000,000. The Board of Directors may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board of Directors may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

(d)        Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a)        General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b)        Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Akamai, any of Akamai’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. If the Fair Market Value (as defined below) of shares on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of shares to become exercisable in that calendar year will be Incentive Stock Options, and the Options for the shares with a Fair Market Value (as defined below) in excess of $100,000 that become exercisable in that calendar year will be Nonstatutory Stock Options. The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c)        Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price shall be determined. The exercise price shall be specified in the applicable option agreement; provided however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below) on the date the Option is granted, provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d)        No Repricing of Options. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(d)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the canceled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

(e)        Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided however, that no Option will be granted for a term in excess of 7 years.

(f)        Exercise of Option. Options may be exercised by delivery to the Company of a notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(g) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise as soon as practicable following exercise.

(g)        Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)        in cash or by check, payable to the order of the Company;

(2)        except as may otherwise be provided in the applicable option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)        to the extent provided for in the applicable option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”) provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)        to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5)        to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine;

(6)        by any combination of the above permitted forms of payment.

(h)        No Reload Rights. No option granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)        No Dividend Equivalents. No option shall provide for the payment or accrual of dividend equivalents.

6.	Stock Appreciation Rights

(a)        General. The Board may grant Awards consisting of a Stock Appreciation Right, “SAR,” entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the grant price established pursuant to Section 6(c)). The date as of which such appreciation is determined shall be the exercise date.

(b)        Grants. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(1)        Tandem Awards. When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with an Acquisition Event or Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with an Acquisition Event or Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option.

(2)        Independent SARs. A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c)        Grant Price. The Board shall establish the grant price or exercise price of a SAR or the formula by which such exercise or grant price will be determined. The exercise or grant price shall be specified in the applicable SAR agreement. The exercise or grant price shall not be less than 100% of the Fair Market Value per share of Common Stock on the date of grant of the SAR; provided that if the Board approved the grant of the SAR effective as of a future date, the grant price shall be not less than 100% of the Fair Market Value on such future date.

(d)        Term. The term of a SAR shall not be more than 7 years from the date of grant.

(e)        Exercise. Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(f)        No Repricing of SARs. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide an grant price per share that is lower than the then-current grant price per share of such outstanding SAR, (2) cancel any outstanding stock appreciation right (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(d)) covering the same or a different number of shares of Common Stock and having a grant price per share lower than the then-current exercise price per share of the canceled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a grant price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ.

(g)        No Reload Rights. No SAR granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(h)        No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7.	Restricted Stock; Restricted Stock Units Stock

(a)        General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at a future date on or after such Award vests (“Restricted Stock Units”). (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”.)

(b)        Terms and Conditions for all Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)        Additional Provisions Relating to Restricted Stock.

(1)        Dividends. Any dividend (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to the shareholders of that class of stock or, if later, the 15th day of the third month following the date of the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2)        Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as any dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d)        Additional Provisions Relating to Restricted Stock Units.

(1)        Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or an amount of cash equal to the Fair Market Value of such number of shares, as provided in the applicable Award agreement. The Board may provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Code Section 409A. Any Restricted Stock Units with a mandatory or elected deferral may be referred to by the Board as “Deferred Stock Units.”

(2)        Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3)        Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to be set forth in the applicable Award agreement. No interest will be paid on Dividend Equivalents.

8.	Other Stock-Based Awards

The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Performance Awards or other Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”). Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto, and the terms and conditions of each Cash-Based Award.

9.	Adjustments for Changes in Common Stock and Certain Other Events

(a)        Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(c), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the grant price of each Stock Appreciation Right, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. If this Section 9(a) applies and Section 9(b) also applies to any event, Section 9(b) shall be applicable to such event, and this section 9(a) shall not be applicable.

(b)        Acquisition and Change in Control Events.

(1)        Definitions.

(i)        An “Acquisition Event” shall mean:

(A) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or is canceled; or

(B) any exchange of shares of Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction.

(ii)        A “Change in Control Event” shall mean:

(C) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(D) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (I) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (II) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (B), the following acquisitions shall not constitute a Change in Control Event: (W) any acquisition directly from the Company, (X) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (Z) any acquisition by any corporation pursuant to a transaction which results in all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively;

(E) any sale of all or substantially all of the assets of the Company; or

(F) the complete liquidation of the Company.

(A)        “Good Reason” shall mean (A) a material reduction in the Participant’s base compensation; or (B) a requirement that the Participant relocate to, or perform his or her principal job functions at, an office that is more than twenty-five (25) miles from the office at which the Participant was previously performing his or her principal job functions; provided, however, that no such event shall constitute Good Reason unless (X) Executive gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (Y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (Z) Executive’s termination of employment occurs within one year following the Company’s receipt of such notice.

(B)        “Cause” shall mean (A) any act or omission by the Participant that has a significant adverse effect on the Company’s business or on the Participant’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (B) refusal or failure to perform assigned duties, serious misconduct, or excessive absenteeism, or (C) refusal or failure to comply with the Company’s Code of Business Ethics.

(2)        Effect on Awards other than Restricted Stock

(A)        Acquisition Event. Upon the occurrence of an Acquisition Event (regardless of whether such event also constitutes a Change in Control Event), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (A) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (B) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Acquisition Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (C) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Acquisition Event, (D) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Acquisition Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (X) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Acquisition Event) multiplied by (Y) the excess, if any, of (I) the Acquisition Price over (II) the exercise, grant or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (E) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (F) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2)(i), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

Notwithstanding the terms of Section 9(b)(2)(i)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (A) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Acquisition Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(i)(A) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (B) the Board may only undertake the actions set forth in clauses (C), (D) or (E) of Section 9(b)(2)(i) if the Acquisition Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Acquisition Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (A) of Section 9(b)(2)(i), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Acquisition Event without any payment in exchange therefor.

For purposes of Section 9(b)(2)(i)(A), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Acquisition Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Acquisition Event.

(B)        Change in Control Event. Notwithstanding the provisions of Section 9(b)(2)(i), except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the Participant and the Company, each Award (other than Restricted Stock) shall become immediately vested, exercisable, or free from forfeiture, as applicable, if on or prior to the first anniversary of the date of the consummation of a Change in Control Event, the Participant’s employment with the Company or a successor corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the successor corporation.

(3)        Effect on Restricted Stock

(A)        Acquisition Event. Upon the occurrence of an Acquisition Event (regardless of whether such event also constitutes a Change in Control Event), the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Acquisition Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment.

(B)         Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the Participant and the Company, each Award of Restricted Stock shall become immediately vested and free from forfeiture if on or prior to the first anniversary of the date of the consummation of a Change in Control Event, the Participant’s employment with the Company or a successor corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the successor corporation

(4)        Effect on Other Awards.

(A)        Acquisition Event that is not a Change in Control Event. The Board shall specify at the time of grant or thereafter the effect of an Acquisition Event that is not a Change in Control Event on any Other Stock-Based Award or Cash-Based Award granted under the Plan.

(B)    Change in Control Event. The Board shall specify at the time of grant or thereafter the effect of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event) on any Other Stock-Based Award or Cash-Based Award granted under the Plan.

10.	General Provisions Applicable to Awards

(a)        Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended, provided that Incentive Stock Options and Awards that are subject to Section 409A of the Code may be transferable only to the extent permitted by the Code; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)        Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to (but, except as expressly contemplated by another provision herein, not inconsistent with) those set forth in the Plan.

(c)        Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)        Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.

(e)        Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Committee, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Committee, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations

(based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)        Amendment of Award. Except as provided in Sections 5(d) and 6(f), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless either (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof.

(g)        Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)        Acceleration. Except as set forth in Section 10(i), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i)        Performance Awards.

(1)        Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”), subject to the limit in Section 4(c)(1) on shares covered by such grants. Performance Awards can also provide for cash payments of up to $15,000,000 per calendar year per individual.

(2)        Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. “Covered Employee” shall mean any person who is, or who the Committee, in its discretion determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3)        Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) revenue, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives, (n) total shareholder return, or (o) earnings per share and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or relative to the performance of a peer group of entities or other external measure of the selected performance criteria. The Committee shall specify whether such performance measures are to be adjusted to exclude any one or more of (I) extraordinary items, (II) gains or losses on the dispositions of discontinued operations, (III) the cumulative effects of changes in accounting principles, (IV) the writedown of any asset, (V) charges for restructuring and rationalization programs, (VI) other non-cash charges or items, (VII) gains or losses relating to financing or investment activities, (VIII) the effect of acquisitions, or (IX) gains or losses as a result of foreign currency conversions or fluctuations in foreign currency exchange rates. Such performance measures: (A) may vary by Participant and may be different for different Awards; (B) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (C) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4)        Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation,

the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5)        Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance- Based Compensation. Prior to the payment of any Award subject to this Section 10(i), the Committee shall certify in writing (which may be satisfied by the inclusion of such a determination in the minutes of a meeting of such Committee) that the performance goals and other material terms applicable to such Award were satisfied.

(j)        Limitation Following a Hardship Distribution. To the extent required to comply with Treasury Regulation Section 1.401(k)-1(d)(2)(iv)(B)(4), or any amendment or successor thereto, a Participant’s “elective and employee contributions” (within the meaning of such Treasury Regulation) under the Plan shall be suspended for a period of twelve months following such Participant’s receipt of a hardship distribution made in reliance on such Treasury Regulation from any plan containing a cash or deferred arrangement under Section 401(k) of the Code maintained by the Company or a related party within the provisions of Section 414 of the Code.

(k)        Minimum Vesting. Subject to Section 10(h), no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant. The foregoing sentence shall not apply to Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares set forth in Section 4(a).

11.	Miscellaneous

(a)        No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)        No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)        Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders. No Awards shall be granted under the Plan after the completion of June 3, 2031, but Awards previously granted may extend beyond that date.

(d)        Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the NASDAQ may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 9), (B) expanding the types of Awards that may be granted under the Plan, (C) materially expanding the class of participants eligible to participate in the Plan, or (D) materially increasing benefits generally available to Participants shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(e)        Provisions for Foreign Participants. The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f)        Compliance With Code Section 409A. Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a) (2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company shall have no liability to a Participant, or any other Party if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

(g)        Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

(h)        Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(i)        Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AKAM

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Sharon Bowen	☐	☐	☐	02 - Marianne Brown	☐	☐	☐	03 - Monte Ford	☐	☐	☐

	04 - Jill Greenthal	☐	☐	☐	05 - Dan Hesse	☐	☐	☐	06 - Tom Killalea	☐	☐	☐

	07 - Tom Leighton	☐	☐	☐	08 - Jonathan Miller	☐	☐	☐	09 - Madhu Ranganathan	☐	☐	☐

	10 - Ben Verwaayen	☐	☐	☐	11 - Bill Wagner	☐	☐	☐

					For Against Abstain						For	Against	Abstain
2.	To approve an amendment and restatement of the Akamai Technologies, Inc. 2013 Stock Incentive Plan				☐ ☐ ☐	3.	To approve, on an advisory basis, our executive officer compensation				☐	☐	☐

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2021				☐ ☐ ☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

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The 2021 Annual Meeting of Stockholders of Akamai Technologies, Inc. will be held on

Thursday, June 3, 2021 at 9:30 a.m. Eastern Time, virtually via the internet at www.meetingcenter.io/290664094

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is – AKAM2021.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/AKAM

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AKAM

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Notice of 2021 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – June 3, 2021

F. Thomson Leighton and Aaron Ahola, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Akamai Technologies, Inc. to be held on June 3, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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